Exhibit 99

ITEM 6.  SELECTED FINANCIAL DATA

We derived the summary consolidated financial data presented below from our audited consolidated financial statements and the notes thereto for the years indicated.  You should read the summary financial data presented below together with the audited consolidated financial statements and notes thereto included within this document.  Amounts for all periods presented have been adjusted for discontinued operations.  The summary consolidated financial data presented below also reflects retrospective adjustments associated with new accounting pronouncements that became effective for us on December 29, 2008—specifically, Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51” (“SFAS No. 160”), which results in the reclassification of our prior liability for minority interest to a new noncontrolling interest component of total equity, and FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”), which requires us to adjust the number of shares included in our weighted average share calculations when determining both basic and diluted net income (loss) per share attributable to Interface, Inc. common shareholders to include unvested share-based payment awards. The note entitled “Recent Accounting Pronouncements” in our notes to consolidated financial statements describes the retrospective application of these new accounting pronouncements in greater detail.

	Selected Financial Data(1)
	2008	2007	2006	2005	2004
	(in thousands, except per share data and ratios)
Net sales	$1,082,344	$1,081,273	$914,659	$786,924	$695,250
Cost of sales	710,299	703,751	603,551	527,647	469,165
Operating income(2)	41,659	129,391	99,621	77,716	59,918
Income (loss) from continuing operations(3)(4)	(34,513)	58,972	36,235	15,933	6,386
Loss from discontinued operations, net of tax(5)	(5,154)	(68,660)	(24,092)	(12,107)	(58,311)
Loss on disposal of discontinued operations	--	--	(1,723)	(1,935)	(3,027)
Net income (loss) attributable to Interface, Inc.	(40,873)	(10,812)	9,992	1,240	(55,402)
Income (loss) from continuing operations per common share(6)
Basic	$(0.58)	$0.94	$0.65	$0.29	$0.11
Diluted	$(0.58)	$0.93	$0.64	$0.28	$0.11
Average Shares Outstanding(6)
Basic	61,439	61,425	55,398	53,022	51,820
Diluted	61,439	61,938	56,374	53,955	52,906
Cash dividends per common share	$0.12	$0.08	$--	$--	$--
Property additions	29,300	40,592	28,540	19,354	11,600
Depreciation and amortization	23,664	22,487	21,750	20,448	22,907
Balance Sheet Data
Working capital	$221,323	$238,578	$380,253	$317,668	$344,460
Total assets	706,035	835,232	928,340	838,990	869,798
Total long-term debt	287,588	310,000	411,365	458,000	460,000
Shareholders’ equity(4)	217,437	301,116	279,900	176,485	198,309
Current ratio(7)	2.4	2.3	3.2	3.0	3.2
__________

(1)
In the third quarter of 2007, we sold substantially all of the assets related to our Fabrics Group business segment.  In the third quarter of 2004, we also decided to discontinue the operations related to our Re:Source dealer businesses (as well as the operations of a small Australian dealer business and a small residential fabrics business).  The balances have been adjusted to reflect the discontinued operations of these businesses.  For further analysis, see “Notes to Consolidated Financial Statements – Discontinued Operations” included in Item 8 of this Report.

(2)
In the fourth quarter of 2008, we recorded a restructuring charge of $11.0 million.  Also in the fourth quarter of 2008, we recorded an impairment charge of $61.2 million related to the goodwill of our Bentley Prince Street business segment.  In the first quarter of 2007, we disposed of our Pandel business, which comprised our Specialty Products business segment, and recognized a loss of $1.9 million on this disposition.

(3)
Included in the 2008 loss from continuing operations is tax expense of $13.3 million related to the anticipated repatriation in 2009 of foreign earnings.  For further analysis, see “Notes to Consolidated Financial Statements – Taxes on Income” included in Item 8 of this Report.

(4)	Amounts for all periods presented have been adjusted to reflect the adoption of SFAS No. 160. This standard was adopted by us in the first quarter of 2009.

(5)
Included in loss from discontinued operations, net of tax, are goodwill and other intangible asset impairment charges of $48.3 million in 2007, $20.7 million in 2006 and $29.0 million in 2004.  Also included in loss from discontinued operations, net of tax, are charges for write-offs and impairments of other assets of $5.2 million in 2008, $8.8 million in 2007 and $17.5 million in 2004.

(6)	Amounts for all periods presented have been adjusted to reflect the adoption of FSP EITF 03-6-1. This standard was adopted by us in the first quarter of 2009.
(7)
For purposes of computing our current ratio: (a) current assets include assets of businesses held for sale of $3.2 million, $4.8 million, $158.3 million, $204.6 million and $252.6 million in fiscal years 2008, 2007, 2006, 2005 and 2004, respectively, and (b) current liabilities include liabilities of businesses held for sale of $0.2 million, $22.9 million, $36.8 million and $38.1 million in fiscal years 2007, 2006, 2005 and 2004, respectively.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Following the sale of our Fabrics Group business segment in 2007, as discussed below, our revenues are derived from sales of floorcovering products, primarily modular and broadloom carpet. Our business, as well as the commercial interiors industry in general, is cyclical in nature and is impacted by economic conditions and trends that affect the markets for commercial and institutional business space. The commercial interiors industry, including the market for floorcovering products, is largely driven by reinvestment by corporations into their existing businesses in the form of new fixtures and furnishings for their workplaces. In significant part, the timing and amount of such reinvestments are impacted by the profitability of those corporations. As a result, macroeconomic factors such as employment rates, office vacancy rates, capital spending, productivity and efficiency gains that impact corporate profitability in general, also affect our business.

During the past several years, we have successfully focused more of our marketing and sales efforts on non-corporate office segments to reduce somewhat our exposure to economic cycles that affect the corporate office market segment more adversely, as well as to capture additional market share. Our mix of corporate office versus non-corporate office modular carpet sales in the Americas has shifted over the past several years to 45% and 55%, respectively, for 2008 compared with 64% and 36%, respectively, in 2001. Company-wide, our mix of corporate office versus non-corporate office sales was 60% and 40%, respectively, in 2008.  We expect a further shift in the future as we continue to implement our market diversification strategy.

During the years 2001-2003, the commercial interiors industry as a whole, and the broadloom carpet market in particular, experienced decreased demand levels, which significantly impaired our growth and operating profitability during those years. During 2004, the commercial interiors industry began recovering from the downturn, which led to improved sales and operating profitability for us. That recovery continued at a gradual pace from 2005 through the first half of 2008.  In the fourth quarter of 2008, and particularly in November and December, the worldwide financial and credit crisis caused many corporations, governments and other organizations to delay or curtail spending on renovation and construction projects where our carpet is used.  This downturn negatively impacted our performance and led to the goodwill impairment and restructuring charges, discussed below, that we incurred in the fourth quarter of 2008.

The above negative trend continued in the first six weeks of 2009, which led us to consider and adopt a new restructuring plan in the first quarter of 2009.  This new plan primarily consists of a further reduction in our worldwide employee base by a total of approximately 290 employees and continuing actions taken to better align fixed costs with demand for our products.  In connection with the new plan, we expect to report a pre-tax restructuring charge in the first quarter of 2009 in the range of $5.5 million to $6.5 million, comprised of $4.5 million to $5.5 million of employee severance expense and $1.0 million to $1.5 million of other exit costs, including lease and other termination costs.  Approximately $5.5 million to $6.0 million of the restructuring charge will involve future cash expenditures, primarily severance expense.  The new restructuring plan is expected to be completed in the first quarter of 2009, and is expected to yield annualized cost savings of approximately $17 million.

Goodwill Impairment Write-Down

During the fourth quarters of 2008, 2007 and 2006, we performed the annual goodwill impairment test required by SFAS No. 142. We perform this test at the reporting unit level, which is one level below the segment level for the modular carpet segment and at the level of the Bentley Prince Street segment.  In effecting the impairment testing, we prepared valuations of reporting units on both a market comparable methodology and an income methodology in accordance with the applicable standards, and those valuations were compared with the respective book values of the reporting units to determine whether any goodwill impairment existed.  In preparing the valuations, past, present and future expectations of performance were considered.  In the fourth quarter of 2008, a goodwill impairment of $61.2 million related to our Bentley Prince Street reporting unit was identified due largely to the following factors:

•
There has been significant decline in Bentley Prince Street’s performance, primarily in the last three months of 2008.  This decline also was reflected in the forward projections of Bentley Prince Street’s budgeting process.  The projections showed a decline in both sales and operating income over Bentley Prince Street’s three-year budgeting process.  These declines impacted the value of the business from an income valuation approach.  The declines in projections are primarily related to the global economic crisis and its impact on the broadloom carpet market.

•
There has been an increase in the discount rate used to create the present value of future expected cash flows.  This increase from approximately 12% to 16% is more reflective of our current market capitalization and risk premiums on a reporting unit level, which impacted the value of the business using an income valuation approach.

•
There has been a decrease in the market multiple factors used for a market valuation approach.  This decrease is reflective of the general market conditions regarding current market activities and market valuation guidelines.

Our other core modular carpet business reporting units maintained fair values in excess of their respective carrying values as of the fourth quarter of 2008, and therefore no impairment was indicated during their testing.

In 2007, we recorded charges of $44.5 million for goodwill impairment and $3.8 million for other impaired tangible assets related to the sale of our Fabrics Group business segment.  We also recorded a goodwill impairment charge of $20.7 million in 2006 in connection with the sale of our European fabrics operation.  As discussed below, these charges are included as part of our loss from discontinued operations during those respective periods.

Historical Restructuring Charges

In the fourth quarter of 2008, we committed to a restructuring plan intended to reduce costs across our worldwide operations, and more closely align our operations with the current demand levels.  The reduction in demand is primarily a result of the worldwide recession and resulting delays and reductions in renovation and construction projects where our carpet products are used.  The plan primarily consists of ceasing manufacturing operations at our facility in Belleville, Canada, and reducing our worldwide employee base by a total of approximately 530 employees in the areas of manufacturing, sales and administration.  In connection with the restructuring plan, we recorded a pre-tax restructuring charge in the fourth quarter of 2008 of $11.0 million.  The restructuring charge is comprised of (1) employee severance expense of $7.8 million, (2) impairment of assets of $2.6 million, and (3) other exit costs (including lease exit costs) of $0.7 million.  Approximately $8.3 million of the restructuring charge will be cash expenditures, primarily severance expense.  The restructuring plan is expected to be completed in the first quarter of 2009, and is expected to yield annualized cost savings of approximately $30 million.  For additional information on this restructuring charge, see the Note entitled “Restructuring Charge” in Item 8 of this Report.

We recorded a pre-tax restructuring charge of $3.3 million in 2006.  The charge reflected:  (1) the closure of our fabrics manufacturing facility in East Douglas, Massachusetts, and consolidation of those operations into our former facility in Elkin, North Carolina; (2) workforce reduction at the East Douglas, Massachusetts facility; and (3) a reduction in carrying value of another fabrics facility and other assets.  The restructuring charge was comprised of $0.3 million of cash expenditures for severance benefits and other similar costs, and $3.0 million of non-cash charges, primarily for the write-down of carrying value and disposal of assets.  Because this restructuring charge related to the Fabrics Group business segment, it is now included as part of our discontinued operations.

Repatriation of Earnings of Foreign Subsidiaries

In the fourth quarter of 2008, we recorded a tax charge of approximately $13.3 million for the anticipated future repatriation of approximately $37 million of earnings from our Canadian and European subsidiaries.  We anticipate repatriating most of these earnings in 2009 to accumulate cash in the United States in light of the pending maturity of our 10.375% Senior Notes due February 2010.  As a result, we determined that those earnings were no longer indefinitely reinvested outside of the U.S. and recorded the appropriate charge, in accordance with the provisions of Accounting Principles Board Opinion No. 23, “Accounting for Income Taxes – Special Areas.”  For additional information on this tax charge, see the Note entitled “Taxes on Income” in Item 8 of this Report.

Sale of Fabrics Group Business Segment

In the third quarter of 2007, we completed the sale of our Fabrics Group business segment to a third party pursuant to an agreement we entered into in the second quarter of 2007.  Following working capital and other adjustments provided for in the agreement, we received $60.7 million in cash at the closing of the transaction.  We initially recognized a $6.5 million receivable related to additional purchase price under the agreement pursuant to an earn-out arrangement focused on the performance of that business segment, as owned and operated by the purchaser, during the 18-month period following the closing.  However, in the third quarter of 2008, we determined that the receipt of this deferred amount was less than probable and therefore reserved for the full amount of this deferred purchase price.  As discussed in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report, in the first quarter of 2007, we recorded charges for impairment of goodwill of $44.5 million and impairment of other intangible assets of $3.8 million related to the Fabrics Group business segment.  In addition, as a result of the agreed-upon purchase price for the segment, we recorded an additional impairment of assets of $13.6 million in the second quarter of 2007.

Previously, in April 2006, we sold our European component of the fabrics business (Camborne Holdings Limited) for $28.8 million.  In connection with the sale, we recorded a pre-tax non-cash charge of $20.7 million for the impairment of goodwill in the first quarter of 2006 and a loss on disposal of $1.7 million in the second quarter of 2006.

As described below, the results of operations of the former Fabrics Group business segment, including the European component, as well as the related impairment charges and loss on disposal discussed above, are included as part of our discontinued operations.

Discontinued Operations

As described in more detail above, we sold our Fabrics Group business segment in the third quarter of 2007, having previously sold the European component of that business segment in April 2006.  In addition, in 2004, we decided to exit our owned Re:Source dealer businesses, which were part of a broader network comprised of both owned and aligned dealers that sell and install floorcovering products, and we began to dispose of several of our dealer subsidiaries.  We now have sold or terminated all ongoing operations of our dealer businesses.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we have reported the results of operations for the Re:Source dealer businesses (as well as the results of operations of a small Australian dealer business and a small residential fabrics business that we also decided to exit at that time), and the results of operations for the former Fabrics Group business segment (including the European component which was sold in April 2006), for all periods reflected herein, as “discontinued operations.”  Consequently, our discussion of revenues or sales, taxes and other results of operations (except for net income or loss amounts), including percentages derived from or based on such amounts, excludes these discontinued operations unless we indicate otherwise.

Our discontinued operations had no net sales in 2008, and had net sales of $82.0 million and $164.5 million in 2007 and 2006, respectively (these results are included in our Consolidated Statements of Operations as part of the “Loss from Discontinued Operations, Net of Tax”). Loss from operations of these businesses, inclusive of goodwill impairments and other asset impairments as well as costs to sell these businesses, net of tax, was $5.2 million, $68.7 million and $24.1 million in 2008, 2007 and 2006, respectively.  For additional information on discontinued operations, see the Notes entitled “Discontinued Operations,” “Sale of Fabrics Business” and “Taxes on Income” in Item 8 of this Report.

Sale of Pandel

In the first quarter of 2007, we sold our Pandel, Inc. business for $1.4 million and recorded a loss of $1.9 million on this sale.  Pandel comprised our Specialty Products segment.

Analysis of Results of Operations

The following discussion and analyses reflect the factors and trends discussed in the preceding sections.

Our net sales that were denominated in currencies other than the U.S. dollar were approximately 50% in 2008, and approximately 49% in each of 2007 and 2006.  Because we have such substantial international operations, we are impacted, from time to time, by international developments that affect foreign currency transactions.  For example, the performance of the euro against the U.S. dollar, for purposes of the translation of European revenues into U.S. dollars, favorably affected our reported results during the years 2006-2008, when the euro was strengthening relative to the U.S. dollar.  The following table presents the amount (in U.S. dollars) by which the exchange rates for converting euros into U.S. dollars have affected our net sales and operating income during the past three years:

	2008	2007	2006
	(in millions)

Net sales	$24.5	$31.1	$3.7
Operating income	3.0	4.9	0.4

The following table presents, as a percentage of net sales, certain items included in our Consolidated Statements of Operations for the three years ended December 28, 2008:

	Fiscal Year
	2008	2007	2006
Net sales	100.0%	100.0%	100.0%
Cost of sales	65.6	65.1	66.0
Gross profit on sales	34.4	34.9	34.0
Selling, general and administrative expenses	23.9	22.8	23.1
Loss on disposal – Pandel	--	0.2	--
Impairment of goodwill	5.7	--	--
Restructuring charge	1.0	--	--
Operating income	3.8	11.9	10.9
Interest/Other expense	3.1	3.2	4.7
Income (loss) from continuing operations before tax	0.8	8.7	6.2
Income tax expense (benefit)	4.0	3.3	2.2
Income (loss) from continuing operations	(3.2)	5.5	4.0
Discontinued operations, net of tax	(0.5)	(6.3)	(2.6)
Loss on disposal	--	--	(0.2)
Net income (loss)	(3.7)	(0.9)	1.1
Net income (loss) attributable to Interface, Inc.	(3.8)	(1.0)	1.1

Below we provide information regarding net sales for each of our three operating segments, and analyze those results for each of the last three fiscal years (each of which were 52-week periods).

Net Sales by Business Segment

We currently classify our businesses into the following three operating segments for reporting purposes:

•	Modular Carpet segment, which includes our InterfaceFLOR, Heuga and FLOR modular carpet businesses, and also includes our Intersept antimicrobial chemical sales and licensing program;
•	Bentley Prince Street segment, which includes our Bentley Prince Street broadloom, modular carpet and area rug businesses; and
•	Specialty Products segment, which includes our former subsidiary Pandel, Inc. that we sold in March 2007.

Net sales by operating segment were as follows for the three years ended December 28, 2008:

	Fiscal Year			Percentage Change
Net Sales By Segment	2008	2007	2006	2008 compared with 2007	2007 compared with 2006
	(in thousands)
Modular Carpet	$946,816	$930,717	$763,659	1.7%	21.9%
Bentley Prince Street	135,528	148,364	137,920	(8.7%)	7.6%
Specialty Products	--	2,192	13,080	(100.0%)	(83.2%)
Total	$1,082,344	$1,081,273	$914,659	0.0%	18.2%

Modular Carpet Segment.  For 2008, net sales for the Modular Carpet segment increased $16.1 million (1.7%) versus 2007.  The weighted average selling price per square yard in 2008 was up 4.6% compared with 2007 as a result of the premium positioning of our products in the marketplace and our ability to pass along increases in our raw material prices to our customers.  On a geographic basis, our net sales in the Americas increased 2.0%, primarily as a result of increases into the institutional (which includes education and government facilities, a 16% increase), healthcare (9% increase) and other non-office markets that combined to more than offset the decline in the corporate office market (9% decrease).  Net sales in Europe remained flat as reported in U.S. dollars, but declined 7% in local currencies primarily due to the downturn in the corporate office market (down 11% in local currency) which comprises the majority of that area’s sales.  Asia-Pacific experienced a 10% sales increase, primarily due to the continued strength of the corporate office market (9% increase) and the success of our market diversification strategy, which saw significant increases in the retail (28% increase) and hospitality (85% increase) segments.  Across all geographic regions (Americas, Europe and Asia-Pacific), sales began declining in the fourth quarter of 2008, as customers began delaying or reducing the number of renovation and construction projects where our carpet products are used, in response to the worldwide financial and credit crisis.

For 2007, net sales for the Modular Carpet segment increased $167.1 million (21.9%) versus 2006.  The weighted average selling price per square yard in 2007 was up 4.2% compared with 2006 as a result of the premium positioning of our products in the marketplace.  On a geographic basis, we experienced significant increases in net sales in the Americas (15% increase), Europe (25% increase) and the Asia-Pacific region (33% increase).  Our increase in the Americas was primarily due to the continued strength of the corporate office market (7% increase) and the success of our segmentation strategy, which saw significant increases in the institutional (21% increase), healthcare (17% increase) and hospitality (43% increase) segments.  The increase in Europe was driven primarily by the continued strength of the corporate office market (24% increase), and was augmented by success in non-corporate segments, primarily the institutional (29% increase) and hospitality (65% increase) segments.  Our growth in Asia-Pacific was primarily due the strong corporate office market (45% increase) in that region.

Bentley Prince Street Segment.  For 2008, sales in the Bentley Prince Street segment decreased $12.8 million (8.7%) versus 2007.  This decrease was primarily due to lower sales volume of broadloom carpet, in line with the general decrease in demand for broadloom carpet, coupled with the impact of the downturn in demand in response to the worldwide financial and credit crisis.  This decrease in volume was somewhat offset by an 8% increase in weighted average selling price per square yard, a result of the increase in modular carpet as a percentage of its sales (modular carpet represented 25% of its sales in 2008 versus 21% in 2007) and the premium positioning of its products in the marketplace.  The sales decrease occurred primarily in the corporate office (13% decrease) and retail (35% decrease) segments, and was somewhat offset by increases in the institutional (16% increase) and healthcare (18% increase) segments.  In general, sales began declining in the fourth quarter of 2008, as customers began delaying or reducing the number of renovation and construction projects where our carpet products are used, in response to the worldwide financial and credit crisis.

For 2007, sales in the Bentley Prince Street segment increased $10.4 million (7.6%) versus 2006.  Our weighted average selling price per square yard in 2007 was up 7.0% compared with 2006 as a result of the premium positioning of our products in the marketplace.  The increase in sales occurred primarily in our non-corporate office segments, particularly in the hospitality market (64% increase).  This increase was offset to a large degree by flat sales in the corporate office segment in 2007 compared with 2006.

Specialty Products Segment.  Because we sold Pandel, Inc. (which comprised the Specialty Products segment) in March 2007, we had no sales in the Specialty Products segment in 2008 or after the first quarter of 2007.  Thus, the segment is not comparable for the past two years.

Cost and Expenses

Company Consolidated.  The following table presents, on a consolidated basis for our operations, our overall cost of sales and selling, general and administrative expenses for the three years ended December 28, 2008:

Cost and Expenses	Fiscal Year			Percentage Change
	2008	2007	2006	2008 compared with 2007	2007 compared with 2006
	(in thousands)
Cost of Sales	$710,299	$703,751	$603,551	0.9%	16.6%
Selling, General and Administrative Expenses	258,198	246,258	211,487	4.8%	16.4%
Total	$968,497	$950,009	$815,038	1.9%	16.6%

For 2008, our cost of sales increased $6.5 million (0.9%) versus 2007.  Our raw materials prices in 2008 were relatively consistent with raw material prices in 2007.  The translation of euros into U.S. dollars resulted in an approximately $14.2 million increase in the cost of sales in 2008 compared with 2007.  These increases were offset primarily by decreased variable production costs in absolute dollar terms in the fourth quarter of 2008, as production volumes were lower in that period than in the prior year period as a result of decreased sales activity.  As a percentage of sales, cost of sales increased to 65.6% during 2008 versus 65.1% during 2007.  The percentage increase was due to under-absorption of fixed overhead costs as a result of (1) lower production volumes in our American and European modular carpet operations, (2) additional fixed costs as a result of our plant expansion in our Asia-Pacific modular carpet operations, and (3) lower production volumes at the company’s Bentley Prince Street segment.  It is our belief that the restructuring activities undertaken in the fourth quarter of 2008 will more closely realign production capabilities with demand in 2009.

For 2007, our cost of sales increased $100.2 million (16.6%) versus 2006, primarily due to increased raw materials costs ($66.1 million) and labor costs ($10.0 million) associated with increased production levels in 2007.  Our raw materials prices in 2007 were consistent with raw material prices in 2006 as increases in the prices of petroleum-based products were offset by decreases in the prices of other raw materials.  In addition, the translation of euros into U.S. dollars resulted in an approximately $18.2 million increase in the cost of sales in 2007 compared with 2006.  As a percentage of net sales, cost of sales decreased to 65.1% during 2007 versus 66.0% during 2006.  The percentage decrease was primarily due to increased sales price levels, increased absorption of fixed manufacturing costs associated with increased production levels, and improved manufacturing efficiencies in our European modular carpet operations.

For 2008, our selling, general and administrative expenses increased $11.9 million (4.8%) versus 2007.  The primary components of this increase were: (1) a $7.2 million increase in expenses due to the translation of euros into U.S. dollars; (2) $6.3 million of increased marketing expenditures, primarily related  to our continued focus on market diversification in Europe; (3) $3.5 million of increased selling costs associated with the increase in sales volume for the first nine months of the year versus the same period in 2007 (in the first nine months of 2008, selling expenses increased approximately $8.8 million and were offset by a $5.3 million decline in selling expenses in the fourth quarter of 2008 due to lower sales versus the year ago fourth quarter period); and (4) $2.4 million associated with the decline in cash surrender value of company-owned life insurance.  These increases were somewhat offset by a $10.9 million decrease in incentive compensation in 2008 versus 2007 as performance targets were not achieved in 2008 to the same degree as in 2007.  As a percentage of net sales, selling, general and administrative expenses increased to 23.9% for 2008, versus 22.8% for 2007, due to these same factors.

For 2007, our selling, general and administrative expenses increased $34.8 million (16.4%) versus 2006.  The primary components of this increase were:  (1) $11.5 million in increased selling costs, commensurate with the increase in sales volume in 2007; (2) a $7.8 million increase in expenses due to the translation of euros into U.S. dollars; (3) $7.5 million of increased marketing expenses as we continued to invest in our marketing platforms; and (4) $2.5 million related to incremental performance vesting of restricted stock and other one-time incentive programs in 2007 compared with 2006.  However, as a percentage of net sales, selling, general and administrative expenses decreased to 22.8% for 2007, versus 23.1% for 2006, a direct result of our continued cost control measures.

Cost and Expenses by Segment.  The following table presents the combined cost of sales and selling, general and administrative expenses for each of our operating segments for the three years ended December 28, 2008:

	Fiscal Year			Percentage Change
Cost of Sales and Selling, General and Administrative Expenses (Combined)	2008	2007	2006	2008 compared with 2007	2007 compared with 2006
	(in thousands)
Modular Carpet	$826,807	$797,060	$665,415	3.7%	19.8%
Bentley Prince Street	135,574	142,771	131,989	(5.0)%	8.2%
Specialty Products	--	2,052	12,716	(100.0%)	(83.9%)
Corporate Expenses	6,116	8,126	4,918	(24.7)%	65.2%
Total	$968,497	$950,009	$815,038	1.9%	16.6%

Interest and Other Expense

For 2008, interest expense decreased by $2.6 million versus 2007, due to the lower average debt balance in 2008 versus 2007.  The lower balance was primarily the result of the paydown of $79.0 million of our 7.3% Senior Notes in the third quarter of 2007 and the repurchase of $22.4 million of our 10.375% Senior Notes in the fourth quarter of 2008.

For 2007, interest expense decreased by $8.1 million versus 2006.  The decrease was due primarily to the repurchase and redemption of all of our outstanding 7.3% bonds (approximately $101.4 million) during the year.

Tax

Our effective tax rate in 2008 was 504.7%, compared with an effective rate of 37.6% in 2007. This increase in rate is primarily attributable to (1) a non-deductible goodwill impairment charge in 2008 related to our Bentley Prince Street business, (2) a 2008 provision for taxes related to undistributed earnings from foreign subsidiaries no longer deemed to be indefinitely reinvested outside of the U.S., (3) an increase in non-deductible business expenses related to the decrease in the cash surrender value of life insurance policies associated with the funding of our nonqualified savings plans and salary continuation plan, (4) an increase in the U.S. tax effects attributable to foreign operations related to Subpart F income, and (5) an increase in valuation allowances related to state net operating loss carryforwards.  For additional information on taxes, see the Note entitled “Taxes on Income” in Item 8 of this Report.

Our effective tax rate in 2007 was 37.6%, compared with an effective rate of 36.3% in 2006. This increase in rate is primarily attributable to (1) a non-deductible loss on the sale of Pandel, Inc., and (2) an increase in non-deductible business expenses related to executive compensation.

Liquidity and Capital Resources

General

In our business, we require cash and other liquid assets primarily to purchase raw materials and to pay other manufacturing costs, in addition to funding normal course selling, general and administrative expenses, anticipated capital expenditures, interest expense and potential special projects. Historically, we use more cash in the first half of the fiscal year, as we fund insurance premiums, tax payments, incentive compensation and inventory build-up in preparation for the holiday/vacation season of our international operations.

We generate our cash and other liquidity requirements primarily from our operations and from borrowings or letters of credit under our domestic revolving credit facility with a banking syndicate.  In addition, we have a high contribution margin business with low capital expenditure requirements.  Contribution margin represents variable gross profit margin less the variable component of selling, general and administrative expenses, and for us is an indicator of profit on incremental sales after the fixed components of cost of goods sold and selling, general and administrative expenses have been recovered.  While contribution margin should not be construed as a substitute for gross margin, which is determined in accordance with GAAP, it is included herein to provide additional information with respect to our potential for profitability.  In addition, we believe that investors find contribution margin to be a useful tool for measuring our profitability on an operating basis.

Our ability to generate cash from operating activities is uncertain because we are subject to, and in the past have experienced, fluctuations in our level of net sales.  In this regard, the worldwide financial and credit crisis that developed in the latter part of 2008 has resulted in a reduction in our net sales, as customers have delayed or reduced the number of renovation and construction projects where our carpet products are used.  As a result, we cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to pay the interest and principal on our debt, or to fund our other liquidity needs, over the long-term as discussed in more detail below.

At December 28, 2008, we had $71.8 million in cash.  As of December 28, 2008, no borrowings and $9.9 million in letters of credit were outstanding under our domestic revolving credit facility, and we could have incurred an additional $56.9 million of borrowings thereunder. In addition, we could have incurred the equivalent of $28.3 million of borrowings under our other international revolving credit facilities.

We have approximately $66.0 million in contractual cash obligations due by the end of fiscal year 2009, which includes, among other things, pension cash contributions and interest payments on our debt.  We currently estimate aggregate capital expenditures will be between $10 million and $15 million for 2009, an amount less than in prior years as we are attempting to conserve cash for the repayment of our 10.375% Senior Notes due 2010.  Based on current interest rate and debt levels, we expect our aggregate interest expense for 2009 to be between $28 million and $30 million.

In November 2006, we sold 5,750,000 shares of our Class A common stock at a public offering price of $14.65 per share, resulting in net proceeds of approximately $78.9 million after deducting the underwriting discounts and commissions and estimated offering expenses.  Also, in July 2007, we sold our Fabrics Group business segment, and we received $60.7 million in cash at the closing of the transaction.  In September 2007, we completed the redemption of all of our outstanding 7.3% Senior Notes due 2008.

Maturing Indebtedness in Future Years

Our domestic revolving credit facility matures in December 2012, and our outstanding 10.375% Senior Notes and 9.5% Senior Subordinated Notes mature in February 2010 and February 2014, respectively.  We cannot assure you that we will be able to renegotiate or refinance any of these notes or our other debt on commercially reasonable terms, or at all, especially given the unprecedented worldwide financial and credit crisis that developed in the second half of 2008 and its continuing impact on the availability of credit.  Our attempt in November-December of 2008 to exchange our $152.6 million of outstanding 10.375% Senior Notes due in 2010 for longer term debt was not successful.

With respect to the 10.375% Senior Notes due 2010, we believe the following will allow for the repayment or refinancing of the $152.6 million outstanding principal amount of these notes:

•
Available financing in the capital markets. We are exploring possibilities with respect to both domestic and international credit facilities, and monitoring the public bond and equity markets, and we believe that there may be availability in these capital markets in the latter part of 2009, particularly in light of the aggressive legislative and other governmental economic stimulus actions taken by the United States and other countries around the world.  If an opportunity arises to refinance these notes on terms acceptable to us, then we intend to do so.  It should be noted, however, that in these circumstances we might have to accept financing on terms which we normally would not consider favorable.

•
Cash on hand and cash generation. As of the end of 2008, we had approximately $71.8 million of cash on hand.  (Approximately $26.5 million of our cash on hand as of the end of 2008 was held by subsidiaries outside the United States, and would be taxed at varying rates – some of which has been provided for; see the Note entitled “Taxes on Income” in Item 8 of this Report – if transferred to the United States to repay our debt.) This cash, coupled with an expected generation of $35-$50 million of cash from operating activities in 2009, should enable us to repay a substantial portion of these notes. As part of our efforts to generate such cash from operations, we have undertaken significant restructuring activities in the fourth quarter of 2008 that we anticipate will generate savings of over $30 million in 2009.

•
Availability under revolving credit lines.  As of December 28, 2008, we had $56.9 million of borrowing availability under our domestic credit facility and approximately $28.3 million of borrowing availability under our international credit facilities.  These facilities bear interest at rates ranging from 1% to 9% and represent a possible source of funds to retire a portion of any debt that cannot be refinanced or repaid via cash on hand and cash generation.

If we are unable to refinance our 10.375% Senior Notes prior to February 2010 on terms favorable to us, and we are required to use all or a significant portion of our cash on hand and credit facilities or sell assets to repay the notes, our liquidity position may not provide sufficient funds to meet our current commitments and other cash requirements following such a repayment approach.  In that case, we will have to consider other options to meet our ongoing debt service obligations and other liquidity needs, such as selling additional assets or using cash that otherwise would have been used for other business purposes.

If we are successful in refinancing our 10.375% Senior Notes on terms we consider acceptably advantageous, we believe that our liquidity position will provide sufficient funds to meet our current commitments and other cash requirements for the foreseeable future.  We also believe that we will be able to continue to enhance our generation of free cash flow through the following initiatives:

•	Improving our inventory turns by continuing to implement a made-to-order model throughout our organization;
•	Reducing our average days sales outstanding through improved credit and collection practices;
•	Limiting the amount of our capital expenditures generally to those projects that have a short-term payback period; and
•	Selling non-core assets.

Domestic Revolving Credit Facility

We amended our domestic revolving credit facility on January 1, 2008.  As amended, it provides for a maximum aggregate amount of loans and letters of credit of up to $100 million (with the option to increase it to a maximum of $150 million upon the satisfaction of certain conditions) at any one time, subject to the borrowing base described below. The key features of the domestic revolving credit facility are as follows:

•	The revolving credit facility currently matures on December 31, 2012;
•
The revolving credit facility includes a domestic U.S. dollar syndicated loan and letter of credit facility made available to Interface, Inc. up to the lesser of (1) $100 million, or (2) a borrowing base equal to the sum of specified percentages of eligible accounts receivable, inventory, equipment and (at our option) real estate in the United States (the percentages and eligibility requirements for the borrowing base are specified in the credit facility), less certain reserves;

•
Advances under the facility are secured by a first-priority lien on substantially all of Interface, Inc.’s assets and the assets of each of its material domestic subsidiaries, which have guaranteed the revolving credit facility; and

•
The revolving credit facility contains a financial covenant (a fixed charge coverage ratio test) that becomes effective in the event that our excess borrowing availability falls below $20 million. In such event, we must comply with the financial covenant for a period commencing on the last day of the fiscal quarter immediately preceding such event (unless such event occurs on the last day of a fiscal quarter, in which case the compliance period commences on such date) and ending on the last day of the fiscal quarter immediately following the fiscal quarter in which such event occurred.

The revolving credit facility also includes various reporting, affirmative and negative covenants, and other provisions that restrict our ability to take certain actions, including provisions that restrict our ability to repay our long-term indebtedness unless we meet a specified minimum excess availability test.

Interest Rates and Fees.  Interest on borrowings and letters of credit under the revolving credit facility is charged at varying rates computed by applying a margin (ranging from 0.0% to 0.25%, in the case of advances at a prime interest rate, and 1.00% to 2.00%, in the case of advances at LIBOR) over a baseline rate (such as the prime interest rate or LIBOR), depending on the type of borrowing and our average excess borrowing availability during the most recently completed fiscal quarter. In addition, we pay an unused line fee on the facility ranging from 0.25% to 0.375% depending on our average excess borrowing availability during the most recently completed fiscal quarter.

Prepayments.  The revolving credit facility requires prepayment from the proceeds of certain asset sales.

Covenants.  The revolving credit facility also limits our ability, among other things, to:

•	incur indebtedness or contingent obligations;

•	make acquisitions of or investments in businesses (in excess of certain specified amounts);

•	sell or dispose of assets (in excess of certain specified amounts);

•	create or incur liens on assets; and

•	enter into sale and leaseback transactions.

We are presently in compliance with all covenants under the revolving credit facility and anticipate that we will remain in compliance with the covenants for the foreseeable future.

Events of Default.  If we breach or fail to perform any of the affirmative or negative covenants under the revolving credit facility, or if other specified events occur (such as a bankruptcy or similar event or a change of control of Interface, Inc. or certain subsidiaries, or if we breach or fail to perform any covenant or agreement contained in any instrument relating to any of our other indebtedness exceeding $10 million), after giving effect to any applicable notice and right to cure provisions, an event of default will exist. If an event of default exists and is continuing, the lenders’ agent may, and upon the written request of a specified percentage of the lender group, shall:

•	declare all commitments of the lenders under the facility terminated;

•	declare all amounts outstanding or accrued thereunder immediately due and payable; and

•	exercise other rights and remedies available to them under the agreement and applicable law.

Collateral.  The facility is secured by substantially all of the assets of Interface, Inc. and its domestic subsidiaries (subject to exceptions for certain immaterial subsidiaries), including all of the stock of our domestic subsidiaries and up to 65% of the stock of our first-tier material foreign subsidiaries. If an event of default occurs under the revolving credit facility, the lenders’ collateral agent may, upon the request of a specified percentage of lenders, exercise remedies with respect to the collateral, including, in some instances, foreclosing mortgages on real estate assets, taking possession of or selling personal property assets, collecting accounts receivables, or exercising proxies to take control of the pledged stock of domestic and first-tier material foreign subsidiaries.

Foreign Credit Facilities

On March 9, 2007, Interface Europe B.V. (our modular carpet subsidiary based in the Netherlands) and certain of its subsidiaries entered into a Credit Agreement with ABN AMRO Bank N.V. Under this Credit Agreement, ABN AMRO provides a credit facility for borrowings and bank guarantees in varying aggregate amounts over time as follows:

Time Period	Maximum Amount in Euros
(in millions)
October 1, 2008 - April 30, 2009	10
May 1, 2009 - September 30, 2009	16
From October 1, 2009	5

Interest on borrowings under this facility is charged at varying rates computed by applying a margin of 1% over ABN AMRO’s euro base rate (consisting of the leading refinancing rate as determined from time to time by the European Central Bank plus a debit interest surcharge), which base rate is subject to a minimum of 3.5% per annum.  Fees on bank guarantees and documentary letters of credit are charged at a rate of 1% per annum or a part thereof on the maximum amount and for the maximum duration of each guarantee or documentary letter of credit issued.  An unused line fee of 0.5% per annum is payable with respect to any undrawn portion of the facility.  The facility is secured by liens on certain real, personal and intangible property of our principal European subsidiaries.  The facility also includes various financial covenants (which require the borrowers to maintain a minimum interest coverage ratio, total debt/EBITDA ratio and tangible net worth/total assets) and affirmative and negative covenants, and other provisions that restrict the borrowers’ ability to take certain actions.  As of December 28, 2008, the interest rate on any borrowings under this facility would have been 6.4%, but there were no borrowings outstanding at that time.

Some of our other non-U.S. subsidiaries have an aggregate of the equivalent of $14.3 million of lines of credit available.  As of December 28, 2008, there were no borrowings outstanding under these lines of credit.

We are presently in compliance with all covenants under these foreign credit facilities and anticipate that we will remain in compliance with the covenants for the foreseeable future.

Senior and Senior Subordinated Notes

As of December 28, 2008, we had $152.6 million of our 10.375% Senior Notes due 2010 outstanding and $135 million of our 9.5% Senior Subordinated Notes due 2014 outstanding.  The indentures governing our 10.375% Senior Notes and our 9.5% Senior Subordinated Notes, on a collective basis, contain covenants that limit or restrict our ability to:

•	incur additional indebtedness;

•	make dividend payments or other restricted payments;

•	create liens on our assets;

•	sell our assets;

•	sell securities of our subsidiaries;

•	enter into transactions with shareholders and affiliates; and

•	enter into mergers, consolidations or sales of all or substantially all of our assets.

In addition, each of the indentures governing our 10.375% Senior Notes and 9.5% Senior Subordinated Notes contains a covenant that requires us to make an offer to purchase the outstanding notes under such indenture in the event of a change of control of Interface, Inc. (as defined in each respective indenture).

Each series of notes is guaranteed, fully, unconditionally, and jointly and severally, on an unsecured basis by each of our material U.S. subsidiaries. If we breach or fail to perform any of the affirmative or negative covenants under one of these indentures, or if other specified events occur (such as a bankruptcy or similar event), after giving effect to any applicable notice and right to cure provisions, an event of default will exist. An event of default also will exist under each indenture if we breach or fail to perform any covenant or agreement contained in any other instrument (including without limitation any other indenture) relating to any of our indebtedness exceeding $20 million and such default or failure results in the indebtedness becoming due and payable.  If an event of default exists and is continuing, the trustee of the series of notes at issue (or the holders of at least 25% of the principal amount of such notes) may declare the principal amount of the notes and accrued interest thereon immediately due and payable (except in the case of bankruptcy, in which case such amounts are immediately due and payable even in the absence of such a declaration).

In 2008, we repurchased $22.4 million of our 10.375% Senior Notes.

Analysis of Cash Flows

Our primary sources of cash during 2008 were:  (1) $11.9 million from cash received as a reduction of accounts receivable; (2) $5.1 million associated with a reduction in other assets; and (3) $1.5 million from the exercise of employee stock options.  The primary uses of cash during 2008 were: (1) $32.9 million of cash paid for interest; (2) $29.3 million for additions to property, plant and equipment, primarily at our manufacturing locations; (3) $22.4 million for repurchases of our 10.375% Senior Notes due 2010; and (4) $7.6 million for the payment of dividends.

Our primary sources of cash during 2007 were: (1) $60.7 million from the sale of our Fabrics Group business segment, (2) $4.6 million from the exercise of employee stock options, and (3) $1.4 million from the sale of our Pandel business.  The primary uses of cash during 2007 were: (1) $101.4 million for repurchases and the redemption of our 7.3% Senior Notes due 2008, (2) $40.6 million for additions to property, plant and equipment, primarily at our manufacturing locations, and (3) $4.9 million for the payment of our dividends.

Our primary sources of cash during 2006 were: (1) $78.9 million from our sale of 5,750,000 shares of common stock, (2) $28.8 million received from the sale of our European fabrics business, and (3) $7.1 million from the exercise of employee stock options.  The primary uses of cash during 2006 were: (1) $46.6 million for repurchases of our 7.3% Senior Notes, (2) $40.4 million for bond interest payments, and (3) $28.5 million for additions to property and equipment in our manufacturing locations.

Funding Obligations

We have various contractual obligations that we must fund as part of our normal operations. The following table discloses aggregate information about our contractual obligations (including the remaining contractual obligations related to our discontinued operations) and the periods in which payments are due. The amounts and time periods are measured from December 28, 2008.

		Payments Due by Period
	Total Payments Due	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-Term Debt Obligations	$287,588	$--	$152,588	$--	$135,000
Operating Lease Obligations(1)	78,889	23,822	33,548	16,460	5,059
Expected Interest Payments(2)	82,344	28,656	26,969	25,650	1,069
Unconditional Purchase Obligations(3)	4,142	3,129	1,005	8	--
Pension Cash Obligations(4)	114,604	10,377	21,508	22,351	60,368
Total Contractual Cash Obligations(5)	$567,567	$65,984	$235,618	$64,469	$201,496

(1)	Our capital lease obligations are insignificant.

(2)
Expected Interest Payments to be made in future periods reflect anticipated interest payments related to our $153 million of outstanding 10.375% Senior Notes and our $135 million of outstanding 9.5% Senior Subordinated Notes.  We have also assumed in the presentation above that we will hold the Senior Notes and the Senior Subordinated Notes until maturity.  We have excluded from the presentation interest payments and fees related to our revolving credit facilities (discussed above), because of the variability and timing of advances and repayments thereunder.

(3)
Unconditional Purchase Obligations does not include unconditional purchase obligations that are included as liabilities in our Consolidated Balance Sheet.  We have capital expenditure commitments of $0.9 million, all of which are due in less than 1 year.

(4)
We have two foreign defined benefit plans and a domestic salary continuation plan.  We have presented above the estimated cash obligations that will be paid under these plans over the next ten years.  Such amounts are based on several estimates and assumptions and could differ materially should the underlying estimates and assumptions change.  Our domestic salary continuation plan is an unfunded plan, and we do not currently have any commitments to make contributions to this plan.  However, we do use insurance instruments to hedge our exposure under the salary continuation plan.  Contributions to our other employee benefit plans are at our discretion.

(5)
The above table does not reflect unrecognized tax benefits of $7.5 million, the timing of which payments are uncertain.  See the Note entitled “Taxes on Income” in Item 8 of this Report for further information.

Critical Accounting Policies

High-quality financial statements require rigorous application of high-quality accounting policies. The policies discussed below are considered by management to be critical to an understanding of our consolidated financial statements because their application places the most significant demands on management’s judgment, with financial reporting results relying on estimations about the effects of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events may not develop as forecasted, and the best estimates routinely require adjustment.

Revenue Recognition.  Revenue is recognized when the following criteria are met:  persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable, and collectability is reasonably assured.  Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership, which is generally on the date of shipment.  Provisions for discounts, sales returns and allowances are estimated using historical experience, current economic trends, and the company’s quality performance.  The related provision is recorded as a reduction of sales and cost of sales in the same period that the revenue is recognized.  Material differences may result in the amount and timing of net sales for any period if management makes different judgments or uses different estimates.

Shipping and handling fees billed to customers are classified in net sales in the consolidated statements of operations.  Shipping and handling costs incurred are classified in cost of sales in the consolidated statements of operations.  A portion of our revenues (less than 5% of our consolidated net sales) is derived from long-term contracts that are accounted for under the provisions of the American Institute of Certified Public Accountants’ Statement of Position No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Long-term fixed-price contracts are recorded on the percentage of completion basis using the ratio of costs incurred to estimated total costs at completion as the measurement basis for progress toward completion and revenue recognition. Any losses identified on contracts are recognized immediately. Contract accounting requires significant judgment relative to assessing risks, estimating contract costs and making related assumptions for schedule and technical issues. With respect to contract change orders, claims or similar items, judgment must be used in estimating related amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is probable.

Impairment of Long-Lived Assets.  Long-lived assets are reviewed for impairment at the asset group level whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the sum of the expected future undiscounted cash flow is less than the carrying amount of the asset, an impairment is indicated. A loss is then recognized for the difference, if any, between the fair value of the asset (as estimated by management using its best judgment) and the carrying value of the asset. If actual market value is less favorable than that estimated by management, additional write-downs may be required.

Deferred Income Tax Assets and Liabilities.  The carrying values of deferred income tax assets and liabilities reflect the application of our income tax accounting policies in accordance with SFAS No. 109, “Accounting for Income Taxes,” and are based on management’s assumptions and estimates regarding future operating results and levels of taxable income, as well as management’s judgment regarding the interpretation of the provisions of SFAS No. 109.  The carrying values of liabilities for income taxes currently payable are based on management’s interpretations of applicable tax laws, and incorporate management’s assumptions and judgments regarding the use of tax planning strategies in various taxing jurisdictions.  The use of different estimates, assumptions and judgments in connection with accounting for income taxes may result in materially different carrying values of income tax assets and liabilities and results of operations.

We evaluate the recoverability of these deferred tax assets by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income inherently rely heavily on estimates. We use our historical experience and our short and long-term business forecasts to provide insight. Further, our global business portfolio gives us the opportunity to employ various prudent and feasible tax planning strategies to facilitate the recoverability of future deductions. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established. As of December 28, 2008, and December 30, 2007, we had approximately $116.4 million and $125.7 million of U.S. federal net operating loss carryforwards, respectively.  In addition, as of December 28, 2008, and December 30, 2007, we had state net operating loss carryforwards of $106.0 million and $103.7 million, respectively.  Certain of these carryforwards are fully reserved with a valuation allowance because, based on the available evidence, we believe it is more likely than not that we would not be able to utilize those deferred tax assets in the future.  The remaining year-end 2008 amounts are expected to be fully recoverable within the applicable statutory expiration periods.  If the actual amounts of taxable income differ from our estimates, the amount of our valuation allowance could be materially impacted.

Goodwill.  Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” we test goodwill for impairment at least annually. We prepare valuations of reporting units, using both a market approach and an income approach, and those valuations are compared with the respective book values of the reporting units to determine whether any goodwill impairment exists. In preparing the valuations, past, present and expected future performance is considered. If impairment is indicated, a loss is recognized for the difference, if any, between the fair value of the goodwill associated with the reporting unit and the book value of that goodwill. If the actual fair value of the goodwill is determined to be less than that estimated, an additional write-down may be required.  As of December 28, 2008 (after giving effect to the goodwill impairment charge related to our Bentley Prince Street business segment), if our estimates of the fair value of our reporting units were 10% lower, we believe no additional goodwill impairment would have existed.

Inventories.  We determine the value of inventories using the lower of cost or market value. We write down inventories for the difference between the carrying value of the inventories and their estimated market value. If actual market conditions are less favorable than those projected by management, additional write-downs may be required.

We estimate our reserves for inventory obsolescence by continuously examining our inventories to determine if there are indicators that carrying values exceed net realizable values.  Experience has shown that significant indicators that could require the need for additional inventory write-downs are the age of the inventory, the length of its product life cycles, anticipated demand for our products and current economic conditions.  While we believe that adequate write-downs for inventory obsolescence have been made in the consolidated financial statements, consumer tastes and preferences will continue to change and we could experience additional inventory write-downs in the future.  Our inventory reserve on December 28, 2008, and December 30, 2007, was $10.9 million and $7.7 million, respectively.  To the extent that actual obsolescence of our inventory differs from our estimate by 10%, our 2008 net income would be higher or lower by approximately $0.7 million, on an after-tax basis.

Pension Benefits.  Net pension expense recorded is based on, among other things, assumptions about the discount rate, estimated return on plan assets and salary increases. While management believes these assumptions are reasonable, changes in these and other factors and differences between actual and assumed changes in the present value of liabilities or assets of our plans above certain thresholds could cause net annual expense to increase or decrease materially from year to year.  The actuarial assumptions used in our salary continuation plan and our foreign defined benefit plans reporting are reviewed periodically and compared with external benchmarks to ensure that they appropriately account for our future pension benefit obligation.  The expected long-term rate of return on plan assets assumption is based on weighted average expected returns for each asset class.  Expected returns reflect a combination of historical performance analysis and the forward-looking views of the financial markets, and include input from actuaries, investment service firms and investment managers.  The table below represents the changes to the projected benefit obligation as a result of changes in discount rates and wage increase assumptions:

Foreign Defined Benefit Plans	Increase (Decrease) in Projected Benefit Obligation
(in millions)
1% increase in actuarial assumption for discount rate	$(28.2)
1% decrease in actuarial assumption for discount rate	$35.5

1% increase in actuarial assumption for wage increases	$4.8
1% decrease in actuarial assumption for wage increases	$(4.0)

Domestic Salary Continuation Plan	Increase (Decrease) in Projected Benefit Obligation
(in millions)
1% increase in actuarial assumption for discount rate	$(1.9)
1% decrease in actuarial assumption for discount rate	$2.3

1% increase in actuarial assumption for wage increases	$0.7
1% decrease in actuarial assumption for wage increases	$(0.1)

Environmental Remediation.  We provide for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Remediation liabilities are accrued based on estimates of known environmental exposures and are discounted in certain instances. We regularly monitor the progress of environmental remediation. Should studies indicate that the cost of remediation is to be more than previously estimated, an additional accrual would be recorded in the period in which such determination is made.  As of December 28, 2008 and December 30, 2007, no significant amounts were provided for remediation liabilities.

Allowances for Doubtful Accounts.  We maintain allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments.  Estimating this amount requires us to analyze the financial strengths of our customers.  If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.  By its nature, such an estimate is highly subjective, and it is possible that the amount of accounts receivable that we are unable to collect may be different than the amount initially estimated.  Our allowance for doubtful accounts on December 28, 2008, and December 30, 2007, was $11.1 million and $8.6 million, respectively.  To the extent the actual collectibility of our accounts receivable differs from our estimates by 10%, our 2008 net income would be higher or lower by approximately $0.7 million, on an after-tax basis, depending on whether the actual collectibility was better or worse, respectively, than the estimated allowance.

Product Warranties.  We typically provide limited warranties with respect to certain attributes of our carpet products (for example, warranties regarding excessive surface wear, edge ravel and static electricity) for periods ranging from ten to twenty years, depending on the particular carpet product and the environment in which the product is to be installed.  We typically warrant that any services performed will be free from defects in workmanship for a period of one year following completion.  In the event of a breach of warranty, the remedy typically is limited to repair of the problem or replacement of the affected product.  We record a provision related to warranty costs based on historical experience and periodically adjust these provisions to reflect changes in actual experience.  Our warranty reserve on December 28, 2008, and December 30, 2007, was $1.9 million and $1.2 million, respectively.  Actual warranty expense incurred could vary significantly from amounts that we estimate.  To the extent the actual warranty expense differs from our estimates by 10%, our 2008 net income would be higher or lower by approximately $0.2 million, on an after-tax basis, depending on whether the actual expense is lower or higher, respectively, than the estimated provision.

Off-Balance Sheet Arrangements

We are not a party to any material off-balance sheet arrangements.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51.”  SFAS No. 160 establishes standards of accounting and reporting of noncontrolling interests in subsidiaries, currently known as minority interests, in consolidated financial statements, provides guidance on accounting for changes in the parent’s ownership interest in a subsidiary and establishes standards of accounting of the deconsolidation of a subsidiary due to the loss of control.  SFAS No. 160 requires an entity to present noncontrolling interests as a component of equity.  Additionally, SFAS No. 160 requires an entity to present net income and consolidated comprehensive income attributable to the parent and the noncontrolling interests separately on the face of the consolidated financial statements.  This standard became effective for our fiscal year 2009 and interim periods thereof.  Amounts for all prior periods have been adjusted retrospectively to conform to this new standard.  The adoption of this standard had the following impact on our previously issued financial statements for the following prior years:

	As of and for the Year Ended
	12/28/08	12/30/07	12/31/06
	(in thousands)
Income (Loss) from Continuing Operations:
As historically presented	$(35,719)	$57,848	$35,807
Impact of SFAS No. 160	1,206	1,124	428
Adjusted for impact of SFAS No. 160	$(34,513)	$58,972	$36,235

Net Income (Loss):
As historically presented	$(40,873)	$(10,812)	$9,992
Impact of SFAS No. 160	1,206	1,124	428
Adjusted for impact of SFAS No. 160	$(39,667)	$(9,688)	$10,420

Shareholders’ Equity:
As historically presented	$209,496	$294,142	$274,394
Impact of SFAS No. 160	7,941	6,974	5,506
Adjusted for impact of SFAS No. 160	$217,437	$301,116	$279,900

In addition to the above adjustments, our adoption of SFAS No. 160 required the inclusion of the following two new line items in our consolidated statements of operations for the following prior years:

	For the Year Ended
	12/28/08	12/30/07	12/31/06
	(in thousands)
Net income attributable to noncontrolling interest in subsidiary	$(1,206)	$(1,124)	$(428)
Net income (loss) attributable to Interface, Inc.	$(40,873)	$(10,812)	$9,992

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” (“FSP EITF 03-6-1”). The FASB declared that unvested share-based payout awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method under SFAS No. 128, “Earnings Per Share,” when dilutive. FSP EITF 03-6-1 became effective for us on December 29, 2008.  Amounts for all prior periods have been adjusted retrospectively to conform to this new standard.  The adoption of this standard had the following impact on earnings per share in our previously issued financial statements for the following prior years:

	Fiscal Year Ended
	2008	2007	2006
Basic Earnings (Loss) Per Share from Continuing Operations attributable to Interface, Inc. Common Shareholders
As historically presented	$(0.58)	$0.96	$0.66
Impact of FSP EITF 03-6-1	--	(0.02)	(0.01)
Adjusted for impact of FSP EITF 03-6-1	$(0.58)	$0.94	$0.65

Diluted Earnings (Loss) Per Share from Continuing Operations attributable to Interface, Inc. Common Shareholders
As historically presented	$(0.58)	$0.94	$0.64
Impact of FSP EITF 03-6-1	--	(0.01)	--
Adjusted for impact of FSP EITF 03-6-1	$(0.58)	$0.93	$0.64

Basic Earnings (Loss) Per Share attributable to Interface, Inc. Common Shareholders
As historically presented	$(0.67)	$(0.18)	$0.18
Impact of FSP EITF 03-6-1	--	--	--
Adjusted for impact of FSP EITF 03-6-1	$(0.67)	$(0.18)	$0.18

Diluted Earnings (Loss) Per Share attributable to Interface, Inc. Common Shareholders
As historically presented	$(0.67)	$(0.18)	$0.18
Impact of FSP EITF 03-6-1	--	--	--
Adjusted for impact of FSP EITF 03-6-1	$(0.67)	$(0.18)	$0.18

See the Note entitled “Income (Loss) Per Share” in the notes to our consolidated financial statements for further discussion of the adoption of this standard.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”  This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States.  The FASB believes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.  The FASB does not believe this statement will result in a change in current practice. SFAS No. 162 became effective November 15, 2008

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative instruments and Hedging Activities.”  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable better understanding of the effects on financial position, financial performance, and cash flows.  The effective date is for fiscal years and interim periods beginning after November 15, 2008.  We are currently assessing the effect, if any, that the adoption of this pronouncement will have on our consolidated financial statements.

In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 110 to permit entities, under certain circumstances, to continue to use the “simplified” method in developing estimates of the expected term of “plain-vanilla” share options in accordance with SFAS No. 123(R), “Share-Based Payments.”  SAB No. 110 amended SAB No. 107 to permit the use of the “simplified” method beyond December 31, 2007.  We continue to use the “simplified” method and will do so until more detailed and relevant information about exercise behavior becomes readily available.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations.”  SFAS No. 141R requires the acquiring entity to recognize and measure at an acquisition date fair value all identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree.  The statement recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.  SFAS No. 141R requires disclosures about the nature and financial effect of the business combination and also changes the accounting for certain income tax assets recorded in purchase accounting.  This standard is effective for the fiscal year beginning after December 15 2008.  We do not anticipate that the adoption of this pronouncement will have any significant impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.”  This standard permits an entity to choose to measure certain financial assets and liabilities at fair value.  SFAS No. 159 also revises provisions of SFAS No. 115 that apply to available-for-sale and trading securities.  This statement is effective for fiscal years beginning after November 15, 2007.  The adoption of this standard did not have any impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires an employer to recognize a plan’s funded status in its statement of financial position, measure a plan’s assets and obligations as of the end of the employer’s fiscal year, and recognize the changes in a defined benefit post-retirement plan’s funded status in comprehensive income in the year in which the changes occur. SFAS No. 158’s requirement to recognize the funded status of a benefit plan and new disclosure requirements became effective for companies with fiscal years ending after December 15, 2006, on a prospective basis.  As a result of the requirement to recognize the unfunded status of the plan as a liability, we recorded an adjustment to accumulated other comprehensive income of $11.4 million in the fourth quarter of 2006.  The impact of this statement on our consolidated financial statements is discussed in Item 8 of this Report in the Note to our Consolidated Financial Statements entitled “Employee Benefit Plans.”

In September 2006, the Securities and Exchange Commission issued SAB No. 108.  SAB No. 108 provides additional guidance on determining the materiality of cumulative unadjusted misstatements in both current and future financial statements.  SAB No. 108 also provides guidance on the proper accounting and reporting for the correction of immaterial unadjusted misstatements which may become material in subsequent accounting periods.  SAB No. 108 generally requires prior period financial statements to be revised if prior misstatements are subsequently discovered; however, for immaterial prior year revisions, reports filed under the Securities Exchange Act of 1934 are not required to be amended.  SAB No. 108 became effective as of December 31, 2006.  We applied the guidance provided in SAB No. 108 in the fourth quarter of 2006, and identified three matters in prior reporting periods which were deemed immaterial to those periods using a consistent evaluation methodology (the “rollover method”).  They were as follows:

•
In 1998, we entered into a sale-leaseback transaction in which a gain was recognized at the time of sale as opposed to over the lease period.  In addition, we did not use straight-line rental accounting for the expected lease payments related to this transaction.  To correct these entries, in the fourth quarter of 2006, we recorded an entry to increase liabilities by approximately $3.3 million and decrease retained earnings by approximately $2.1 million, net of tax;

•
Our previous methodology for recording legal expenses ensured that we incurred twelve months of expense in each year.  However, the actual timing and amount of the legal bills received led to an understated liability on the balance sheet.  In the fourth quarter of 2006, we recorded a liability of approximately $1.2 million and a decrease in retained earnings of approximately $0.5 million, net of taxes (as the remaining portion of these costs were capitalizable), to properly record incurred legal expenses; and

•
We previously under-recorded the liability related to restricted stock by approximately $0.7 million, which was corrected in the fourth quarter of 2006.  There was no impact to consolidated shareholders’ equity as a result of this correction, as the liability for restricted stock is recorded in equity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  For financial assets subject to fair value measurements, SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  In November 2007, the FASB granted a deferral for the application of SFAS No. 157 with regard to non-financial assets until fiscal years beginning after November 15, 2008.  The adoption of the pronouncement for financial assets did not have a material impact on our consolidated financial statements.  Our annual fair value measurement of our reporting units under step 1 of the SFAS No. 142 goodwill impairment test represents the only significant fair value measurement on a recurring basis for which we expect to be impacted by the adoption of SFAS No. 157 with regard to non-financial assets in 2009.  In addition, any fair value measurements related to long-lived asset impairments under SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” would be subject to the provisions of SFAS No. 157 as well.

In September 2006, the Emerging Issues Task Force (“EITF”) of the FASB reached consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”).  The scope of EITF 06-4 is limited to the recognition of a liability and related compensation costs for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods.  EITF 06-4 was effective for fiscal years beginning after December 15, 2007.  In accordance with the standard, we recorded the present value of the expected future policy premiums for one such insurance policy, an amount of approximately $2.0 million, as an adjustment to retained earnings in 2008.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” In summary, FIN No. 48 requires that all tax positions subject to SFAS No. 109, “Accounting for Income Taxes,” be analyzed using a two-step approach. The first step requires an entity to determine if a tax position is more-likely-than-not to be sustained upon examination. In the second step, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis, that is more-likely-than-not to be realized upon ultimate settlement. FIN No. 48 became effective for us in the first quarter of 2007.  See the Note to our Consolidated Financial Statements entitled “Taxes on Income” in Item 8 of this Report for further discussion of this standard.

In June 2006, the EITF reached a consensus on Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-03”).  EITF 06-03 concludes that (a) the scope of this issue includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer, and (b) that the presentation of taxes within the scope on either a gross or a net basis is an accounting policy decision that should be disclosed under Opinion 22.  Furthermore, for taxes reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented.  EITF 06-03 is effective for periods beginning after December 15, 2006.  This standard did not have a material impact on our results of operations or financial position.

ITEM 8.           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

INTERFACE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	FISCAL YEAR
	2008	2007	2006
	(in thousands, except per share data)
Net sales	$1,082,344	$1,081,273	$914,659
Cost of sales	710,299	703,751	603,551
Gross profit on sales	372,045	377,522	311,108

Selling, general and administrative expenses	258,198	246,258	211,487
Loss on disposal – Pandel, Inc.	--	1,873	--
Impairment of goodwill	61,213	--	--
Restructuring charges	10,975	--	--

Operating income	41,659	129,391	99,621

Interest expense	31,480	34,110	42,204
Other expense	1,652	727	570

Income from continuing operations before tax expense	8,527	94,554	56,847
Income tax expense	43,040	35,582	20,612

Income (loss) from continuing operations	(34,513)	58,972	36,235
Loss from discontinued operations, net of tax	(5,154)	(68,660)	(24,092)
Loss on disposal of discontinued operations, net of tax	--	--	(1,723)

Net income (loss)	(39,667)	(9,688)	10,420
Net income attributable to noncontrolling interest in subsidiary	(1,206)	(1,124)	(428)

Net income (loss) attributable to Interface, Inc.	$(40,873)	$(10,812)	$9,992

Income (loss) per share attributable to Interface, Inc. common shareholders – basic
Continuing operations	$(0.58)	$0.94	$0.65
Discontinued operations	(0.08)	(1.12)	(0.44)
Loss on disposal of discontinued operations	--	--	(0.03)

Net income (loss) per share attributable to Interface, Inc. common shareholders – basic	$(0.67)	$(0.18)	$0.18

Income (loss) per share attributable to Interface, Inc. common shareholders – diluted
Continuing operations	$(0.58)	$0.93	$0.64
Discontinued operations	(0.08)	(1.11)	(0.43)
Loss on disposal of discontinued operations	--	--	(0.03)

Net income (loss) per share attributable to Interface, Inc. common shareholders – diluted	$(0.67)	$(0.18)	$0.18

Basic weighted average shares outstanding	61,439	61,425	55,398
Diluted weighted average shares outstanding	61,439	61,938	56,374

See accompanying notes to consolidated financial statements.

INTERFACE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	FISCAL YEAR
	2008	2007	2006
	(in thousands)
Net income (loss)	$(39,667)	$(9,688)	$10,420
Other comprehensive income (loss)
Foreign currency translation adjustment	(43,719)	14,462	26,102
Pension liability adjustment	2,033	16,371	(8,039)

Comprehensive income (loss)	(81,353)	21,145	28,483
Comprehensive income attributable to noncontrolling interest	(967)	(1,469)	(1,029)

Comprehensive income (loss) attributable to Interface, Inc.	$(82,320)	$19,676	$27,454

See accompanying notes to consolidated financial statements.

INTERFACE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2008	2007
	(in thousands)
ASSETS
Current
Cash and cash equivalents	$71,757	$82,375
Accounts receivable, net	144,783	178,625
Inventories	128,923	125,789
Prepaid expenses and other current assets	21,070	18,985
Deferred income taxes	6,272	5,863
Assets of businesses held for sale	3,150	4,792
Total current assets	375,955	416,429
Property and equipment, net	160,717	161,874
Deferred tax asset	42,999	60,942
Goodwill	78,489	142,471
Other assets	47,875	53,516

	$706,035	$835,232

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$52,040	$57,243
Accrued expenses	102,592	120,388
Liabilities of businesses held for sale	--	220
Total current liabilities	154,632	177,851
Senior notes	152,588	175,000
Senior subordinated notes	135,000	135,000
Deferred income taxes	7,506	7,413
Other	38,872	38,852

Total liabilities	488,598	534,116

Commitments and contingencies

Shareholders’ equity
Preferred stock	--	--
Common stock	6,316	6,184
Additional paid-in capital	339,776	332,650
Retained earnings (deficit)	(65,616)	(15,159)
Accumulated other comprehensive income (loss) – foreign currency translation	(42,210)	1,270
Accumulated other comprehensive income (loss) – pension liability	(28,770)	(30,803)

Total shareholders’ equity – Interface, Inc.	209,496	294,142

Noncontrolling interest in subsidiary	7,941	6,974

Total shareholders equity	217,437	301,116

	$706,035	$835,232

See accompanying notes to consolidated financial statements.

INTERFACE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	FISCAL YEAR
	2008	2007	2006
OPERATING ACTIVITIES:		(in thousands)
Net income (loss)	$(39,667)	$(9,688)	$10,420
Impairment of goodwill and intangible assets related to discontinued operations	--	48,322	20,712
Loss on discontinued operations	5,154	20,338	3,380
Loss from disposal of discontinued operations	--	--	1,723
Income from continuing operations	(34,513)	58,972	36,235
Adjustments to reconcile income (loss) to cash provided by (used in) operating activities
Impairment of goodwill	61,213	--	--
Depreciation and amortization	23,664	22,487	21,750
Bad debt expense	4,180	1,917	2,247
Deferred income taxes and other	13,480	3,818	(13,851)
Working capital changes:
Accounts receivable	11,891	(32,114)	(20,567)
Inventories	(11,351)	(11,855)	(19,583)
Prepaid expenses and other current assets	5,072	5,967	(5,258)
Accounts payable and accrued expenses	(18,540)	19,312	26,235
Cash provided by continuing operations	55,096	68,504	27,208
Cash provided by (used in) discontinued operations	--	(2,796)	5,881
Cash provided by operating activities	55,096	65,708	33,089

INVESTING ACTIVITIES:
Capital expenditures	(29,300)	(40,592)	(28,540)
Proceeds from sale of discontinued operations	--	60,732	28,837
Other	(4,158)	(7,014)	(7,399)
Cash used in discontinued operations	--	(6,950)	(5,458)
Cash provided by (used in) investing activities	(33,458)	6,176	(12,560)

FINANCING ACTIVITIES:
Dividends paid	(7,562)	(4,919)	--
Debt issuance costs	--	--	(777)
Repurchase of senior notes	(22,412)	(101,365)	(46,634)
Proceeds from issuance of common stock	1,479	4,569	86,413
Cash provided by (used in) financing activities	(28,495)	(101,715)	39,002
Net cash provided by (used in) operating, investing and financing activities	(6,857)	(29,831)	59,531
Effect of exchange rate changes on cash	(3,761)	3,049	2,351

CASH AND CASH EQUIVALENTS:
Net increase (decrease)	(10,618)	(26,782)	61,882
Balance, beginning of year	82,375	109,157	47,275

Balance, end of year	$71,757	$82,375	$109,157

See accompanying notes to consolidated financial statements.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Company is a recognized leader in the worldwide commercial interiors market, offering modular and broadloom floorcoverings. The Company manufactures modular and broadloom carpet focusing on the high quality, designer-oriented sector of the market, and provides specialized carpet replacement, installation and maintenance services. Additionally, the Company offers Intersept, a proprietary antimicrobial used in a number of interior finishes.

In the third quarter of 2007, the Company sold its Fabrics Group business segment to a third party.  The Fabrics Group designed, manufactured and marketed fabrics for open plan office furniture systems and commercial interiors.  In April 2006, the Company sold its European fabrics business.  In addition, in 2004, the Company committed to a plan to exit its owned Re:Source dealer businesses (as well as a small Australian dealer business and a small residential fabrics business). In the third quarter of 2004, the Company began to dispose of several of the dealer subsidiaries.  The Company has now sold or terminated ongoing operations at each of its owned dealer businesses.  The results of operations and related disposal costs, gains and losses for these businesses are classified as discontinued operations for all periods presented.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions are eliminated.  Investments in which the Company does not have the ability to exercise significant influence are carried at the lower of cost or estimated realizable value.  The Company monitors investments for other than temporary declines in value and makes reductions in carrying values when appropriate.  As of December 28, 2008 and December 30, 2007, the Company does not hold significant instruments of this nature.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Examples include provisions for returns, bad debts, product claims reserves, rebates, estimates of costs to complete performance contracts, inventory obsolescence and the length of product life cycles, accruals associated with restructuring activities, income tax exposures and valuation allowances, environmental liabilities, and the carrying value of goodwill and property and equipment. Actual results could vary from these estimates.

Revenue Recognition

Revenue is recognized when the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership, which is generally on the date of shipment. Provisions for discounts, sales returns and allowances are estimated using historical experience, current economic trends, and the Company’s quality performance.  The related provision is recorded as a reduction of sales and cost of sales in the same period that the revenue is recognized.  Material differences may result in the amount and timing of net sales for any period if management makes different judgments or uses different estimates.

Shipping and handling fees billed to customers are classified in net sales in the consolidated statements of operations. Shipping and handling costs incurred are classified in cost of sales in the consolidated statements of operations.

Research and Development

Research and development costs are expensed as incurred and are included in the selling, general and administrative expense caption in the consolidated statements of operations.  Research and development expense was $15.3 million, $15.8 million and $13.6 million for the years 2008, 2007 and 2006, respectively.

Cash, Cash Equivalents and Short-Term Investments

Highly liquid investments with insignificant interest rate risk and with original maturities of three months or less are classified as cash and cash equivalents. Investments with maturities greater than three months and less than one year are classified as short-term investments.  The Company did not hold any significant amounts of short-term investments at December 28, 2008 or December 30, 2007.

Cash payments for interest amounted to approximately $32.9 million, $38.9 million and $41.9 million for the years 2008, 2007 and 2006, respectively.  Income tax payments amounted to approximately $23.1 million, $16.8 million and $17.5 million for the years 2008, 2007 and 2006, respectively.  During the years 2008, 2007 and 2006, the Company received income tax refunds of $0.1 million, $0.6 million and $2.5 million, respectively.

Inventories

Inventories are valued at the lower of cost (standards approximating the first-in, first-out method) or market. Costs included in inventories are based on invoiced costs and/or production costs, as applicable.  Included in production costs are material, direct labor and allocated overhead. The Company writes down inventories for the difference between the carrying value of the inventories and their estimated net realizable value. If actual market conditions are less favorable than those projected by management, additional write-downs may be required.

Management estimates its reserves for inventory obsolescence by continuously examining its inventories to determine if there are indicators that carrying values exceed net realizable values.  Experience has shown that significant indicators that could require the need for additional inventory write-downs are the age of the inventory, the length of its product life cycles, anticipated demand for the Company’s products, and current economic conditions.  While management believes that adequate write-downs for inventory obsolescence have been made in the consolidated financial statements, consumer tastes and preferences will continue to change and the Company could experience additional inventory write-downs in the future.

Rebates

The Company has agreements to receive cash consideration from certain of its vendors, including rebates and cooperative marketing reimbursements.  The amounts received from its vendors are generally presumed to be a reduction of the prices the Company pays for their products and, therefore, such amounts are reflected as either a reduction of cost of sales on the accompanying consolidated statements of operations, or, if the product inventory is still on hand at the reporting date, it is reflected as a reduction of “Inventories” on the accompanying consolidated balance sheets.  Vendor rebates are typically dependent upon reaching minimum purchase thresholds.  The Company evaluates the likelihood of reaching purchase thresholds using past experience and current year forecasts.  When rebates can be reasonably estimated and receipt becomes probable, the Company records a portion of the rebate as the Company makes progress towards the purchase threshold.

When the Company receives direct reimbursements for costs incurred in marketing the vendor’s product or service, the amount received is recorded as an offset to selling, general and administrative expenses on the accompanying consolidated statements of operations.

Assets and Liabilities of Businesses Held for Sale

The Company considers businesses to be held for sale when management approves and commits to a formal plan to actively market a business for sale and the sale is considered probable. Upon designation as held for sale, the carrying value of the assets of the business are recorded at the lower of their carrying value or their estimated fair value, less costs to sell. The Company ceases to record depreciation expense at that time.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Property and Equipment and Long-Lived Assets

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the following estimated useful lives: buildings and improvements – ten to forty years; and furniture and equipment – three to twelve years. Interest costs for the construction/development of certain long-term assets are capitalized and amortized over the related assets’ estimated useful lives. The Company capitalized net interest costs of approximately $1.0 million, $0.9 million and $1.1 million for the fiscal years 2008, 2007 and 2006, respectively. Depreciation expense amounted to approximately $18.8 million, $17.2 million and $18.2 million for the years 2008, 2007 and 2006, respectively. These amounts exclude depreciation expense of approximately $4.2 million and $9.0 million for 2007 and 2006, respectively, now reported as discontinued operations, related to the Fabrics Group business segment.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flow is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.  Repair and maintenance costs are charged to operating expense as incurred.

Goodwill and Other Intangible Assets

Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Prior to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” in December 2001, goodwill was amortized on a straight-line basis over the periods benefited, principally twenty-five to forty years. Accumulated amortization amounted to approximately $77.3 million at both December 28, 2008, and December 30, 2007, and cumulative impairment losses recognized were $212.6 million as of December 28, 2008, and $151.4 million as of December 30, 2007.

In June 2001, the Financial Accounting Standards Board (“FASB”) finalized SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS No. 141 applies to all business combinations initiated after June 30, 2001, and to purchase business combinations completed on or after July 1, 2001. It also requires, following the adoption of SFAS No. 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141.

The Company’s previous business combinations were accounted for using the purchase method. As of December 28, 2008, and December 30, 2007, the net carrying amount of goodwill was $78.5 million and $142.5 million, respectively.  Other intangible assets were $9.7 million and $8.5 million as of December 28, 2008, and December 30, 2007, respectively. The Company capitalizes patent defense costs when it determines that a successful defense is probable.  The Company has capitalized $1.7 million and $3.2 million of such costs in 2008 and 2007, respectively.  These costs are amortized over the remaining useful life of the patent.  Amortization expense during the years 2008, 2007 and 2006 was $0.9 million, $0.7 million and $0.3 million, respectively.

During the fourth quarters of 2008, 2007 and 2006, the Company performed the annual goodwill impairment test required by SFAS No. 142. The Company performs this test at the reporting unit level, which is one level below the segment level for the modular carpet segment and at the level of the Bentley Prince Street segment.  In effecting the impairment testing, the Company prepared valuations of reporting units on both a market comparable methodology and an income methodology in accordance with the applicable standards, and those valuations were compared with the respective book values of the reporting units to determine whether any goodwill impairment existed.  In preparing the valuations, past, present and future expectations of performance were considered.  In the fourth quarter of 2008, a goodwill impairment of $61.2 million related to the Bentley Prince Street reporting unit was identified due largely to the following factors:

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•
The significant decline in the reporting unit’s performance, primarily in the last three months of 2008.  This decline also was reflected in the forward projections of the reporting unit’s budgeting process.  The projections showed a decline in both sales and operating income over the reporting unit’s three-year budgeting process.  These declines impacted the value of the reporting unit from an income valuation approach.  The declines in projections are primarily related to the global economic crisis and its impact on the broadloom carpet market.

•
An increase in the discount rate used to create the present value of future expected cash flows.  This increase from approximately 12% to 16% is more reflective of the Company’s current market capitalization and risk premiums on a reporting unit level, which impacted the value of the reporting unit using an income valuation approach.

•	A decrease in the market multiple factors used for the market valuation approach. This decrease is reflective of the general market conditions regarding merger and acquisition activities.

The Company’s other reporting units maintained fair values in excess of their respective carrying values as of the fourth quarter of 2008, and therefore no impairment was indicated during the impairment testing.  As of December 28, 2008 (after giving effect to the goodwill impairment charge related to the Bentley Prince Street business segment), if the Company’s estimates of the fair values of its reporting units were 10% lower, the Company believes no additional goodwill impairment would have existed.

The Company recorded a goodwill impairment charge of $20.7 million in 2006 in connection with the sale of its European fabrics operations and a goodwill impairment charge of $44.5 million related to the sale of its Fabrics Group business segment in 2007, which charges are included as part of the loss from discontinued operations during those respective periods.  The Company also recorded a charge of $3.8 million for other impaired intangible assets in connection with the Fabrics Group sale in 2007.

The changes in the carrying amounts of goodwill for the year ended December 28, 2008, by operating segment are as follows:

	BALANCE DECEMBER 30, 2007	ACQUISITIONS	IMPAIRMENT	FOREIGN CURRENCY TRANSLATION	BALANCE DECEMBER 28, 2008
	(in thousands)
Modular Carpet	$81,258	$--	$--	$(2,769)	$78,489
Bentley Prince Street	61,213	--	61,213	--	--
Specialty Products	--	--	--	--	--
Total	$142,471	$--	$61,213	$(2,769)	$78,489

Product Warranties

The Company typically provides limited warranties with respect to certain attributes of its carpet products (for example, warranties regarding excessive surface wear, edge ravel and static electricity) for periods ranging from ten to twenty years, depending on the particular carpet product and the environment in which it is to be installed.  The Company typically warrants that services performed will be free from defects in workmanship for a period of one year following completion.  In the event of a breach of warranty, the remedy typically is limited to repair of the problem or replacement of the affected product.

The Company records a provision related to warranty costs based on historical experience and periodically adjusts these provisions to reflect changes in actual experience.  Warranty reserves amounted to $1.9 million and $1.2 million as of December 28, 2008, and December 30, 2007, respectively, and are included in “Accrued Expenses” in the accompanying consolidated balance sheets.

Taxes on Income

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in tax laws or rates. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized as income or expense in the period that includes the enactment date.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company records a valuation allowance to reduce its deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will expire before realization of the benefit or that future deductibility is not probable.  The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the future.  This requires us to use estimates and make assumptions regarding significant future events such as the taxability of entities operating in the various taxing jurisdictions.

The Company does not record taxes collected from customers and remitted to governmental authorities on a gross basis.

Fair Values of Financial Instruments

Fair values of cash and cash equivalents and short-term debt approximate cost due to the short period of time to maturity. Fair values of debt are based on quoted market prices or pricing models using current market rates.

Translation of Foreign Currencies

The financial position and results of operations of the Company’s foreign subsidiaries are measured generally using local currencies as the functional currency. Assets and liabilities of these subsidiaries are translated into U.S. dollars at the exchange rate in effect at each year-end. Income and expense items are translated at average exchange rates for the year. The resulting translation adjustments are recorded in the foreign currency translation adjustment account. In the event of a divestiture of a foreign subsidiary, the related foreign currency translation results are reversed from equity to income. Foreign currency exchange gains and losses are included in net income (loss).  Foreign exchange translation gains (losses) were ($43.5) million, $14.1 million and $25.5 million, for the years 2008, 2007 and 2006, respectively.

Income (Loss) Per Share

Basic income (loss) per share is computed based on the average number of common shares outstanding.  Diluted income (loss) per share reflects the increase in average common shares outstanding that would result from the assumed exercise of outstanding stock options, calculated using the treasury stock method.

Stock-Based Compensation

As of fiscal year 2008, the Company has stock-based employee compensation plans, which are described more fully in the “Shareholders’ Equity” note below. During 2006, the Company adopted SFAS No. 123R, “Share-Based Payment” and has recorded expenses related to such plans in accordance with the standard.  The Company transitioned to the standard using the modified prospective application.  Prior to 2006, those plans were accounted for using the intrinsic value method under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” as allowed under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for grants issued in fiscal years 2008, 2007 and 2006:

	FISCAL YEAR
	2008	2007	2006
Risk free interest rate	3.9%	4.73%	4.71%
Expected option life	3.25 years	3.25 years	3.18 years
Expected volatility	61%	60%	60%
Expected dividend yield	0.57%	0.51%	0%

The weighted average fair value of stock options (as of grant date) granted during the years 2008, 2007 and 2006 was $6.21, $6.99 and $5.04, respectively, per share.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivative Financial Instruments

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, effective January 1, 2001. SFAS No. 133 requires a company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a fair value hedge, changes in the fair value of the hedged assets, liabilities or firm commitments are recognized through earnings. If the derivative is a cash flow hedge, the effective portion of changes in the fair value of the derivative are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.  As of December 28, 2008 and December 30, 2007, the Company was not party to any significant derivative instruments.

Pension Benefits

 Net pension expense recorded is based on, among other things, assumptions about the discount rate, estimated return on plan assets and salary increases. While the Company believes these assumptions are reasonable, changes in these and other factors and differences between actual and assumed changes in the present value of liabilities or assets of the Company’s plans above certain thresholds could cause net annual expense to increase or decrease materially from year to year.  The actuarial assumptions used in our salary continuation plan and the Company’s foreign defined benefit plans reporting are reviewed periodically and compared with external benchmarks to ensure that they appropriately account for our future pension benefit obligation.  The expected long-term rate of return on plan assets assumption is based on weighted average expected returns for each asset class.  Expected returns reflect a combination of historical performance analysis and the forward-looking views of the financial markets, and include input from actuaries, investment service firms and investment managers.

Environmental Remediation

The Company provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Remediation liabilities are accrued based on estimates of known environmental exposures and are discounted in certain instances. The Company regularly monitors the progress of environmental remediation. Should studies indicate that the cost of remediation is to be more than previously estimated, an additional accrual would be recorded in the period in which such determination is made.  As of December 28, 2008 and December 30, 2007, no significant amounts were provided for remediation liabilities.

Allowances for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments.  Estimating this amount requires the Company to analyze the financial strengths of its customers.  If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.  By its nature, such an estimate is highly subjective, and it is possible that the amount of accounts receivable that the Company is unable to collect may be different than the amount initially estimated.  The Company’s allowance for doubtful accounts on December 28, 2008, and December 30, 2007, was $11.1 million and $8.6 million, respectively.

Reclassifications

Certain prior period amounts have been reclassified to conform to current year financial statement presentation.

Fiscal Year

The Company’s fiscal year is the 52 or 53 week period ending on the Sunday nearest December 31. All references herein to “2008,” “2007,” and “2006,” mean the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively. Fiscal years 2008, 2007 and 2006 were each comprised of 52 weeks.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51.”  SFAS No. 160 establishes standards of accounting and reporting of noncontrolling interests in subsidiaries, currently known as minority interests, in consolidated financial statements, provides guidance on accounting for changes in the parent’s ownership interest in a subsidiary and establishes standards of accounting of the deconsolidation of a subsidiary due to the loss of control.  SFAS No. 160 requires an entity to present noncontrolling interests as a component of equity.  Additionally, SFAS No. 160 requires an entity to present net income and consolidated comprehensive income attributable to the parent and the noncontrolling interest separately on the face of the consolidated financial statements.  This standard became effective for the Company’s fiscal year 2009 and interim periods thereof.  Amounts for all prior periods have been adjusted retrospectively to conform to this new standard.  The adoption of this standard had the following impact on the Company’s previously issued financial statements for the following prior years:

	As of and for the Year Ended
	12/28/08	12/30/07	12/31/06
	(in thousands)
Income (Loss) from Continuing Operations:
As historically presented	$(35,719)	$57,848	$35,807
Impact of SFAS No. 160	1,206	1,124	428
Adjusted for impact of SFAS No. 160	$(34,513)	$58,972	$36,235

Net Income (Loss):
As historically presented	$(40,873)	$(10,812)	$9,992
Impact of SFAS No. 160	1,206	1,124	428
Adjusted for impact of SFAS No. 160	$(39,667)	$9,688	$10,420

Shareholders’ Equity:
As historically presented	$209,496	$294,142	$274,394
Impact of SFAS No. 160	7,941	6,974	5,506
Adjusted for impact of SFAS No. 160	$217,437	$301,116	$279,900

In addition to the above adjustments, our adoption of SFAS No. 160 required the inclusion of the following two new line items in the Company’s consolidated statements of operations for the following prior years:

	For the Year Ended
	12/28/08	12/30/07	12/31/06
	(in thousands)

Net income attributable to noncontrolling interest in subsidiary	$(1,206)	$(1,124)	$(428)
Net income (loss) attributable to Interface, Inc.	$(40,873)	$(10,812)	$9,992

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” (“FSP EITF 03-6-1”). The FASB declared that unvested share-based payout awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method under SFAS No. 128, “Earnings Per Share,” when dilutive. FSP EITF 03-6-1 became effective for the Company on December 29, 2008.  Amounts for all prior periods have been adjusted retrospectively to conform to this new standard.  The adoption of this standard had the following impact on earnings per share in the Company’s previously issued financial statements for the following prior years:

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Fiscal Year Ended
	2008	2007	2006
Basic Earnings (Loss) Per Share from Continuing Operations attributable to Interface, Inc. common shareholders
As historically presented	$(0.58)	$0.96	$0.66
Impact of FSP EITF 03-6-1	--	(0.02)	(0.01)
Adjusted for impact of FSP EITF 03-6-1	$(0.58)	$0.94	$0.65

Diluted Earnings (Loss) Per Share from Continuing Operations attributable to Interface, Inc. common shareholders
As historically presented	$(0.58)	$0.94	$0.64
Impact of FSP EITF 03-6-1	--	(0.01)	--
Adjusted for impact of FSP EITF 03-6-1	$(0.58)	$0.93	$0.64

Basic Earnings (Loss) Per Share attributable to Interface, Inc. common shareholders
As historically presented	$(0.67)	$(0.18)	$0.18
Impact of FSP EITF 03-6-1	--	--	--
Adjusted for impact of FSP EITF 03-6-1	$(0.67)	$(0.18)	$0.18

Diluted Earnings (Loss) Per Share attributable to Interface, Inc. common shareholders
As historically presented	$(0.67)	$(0.18)	$0.18
Impact of FSP EITF 03-6-1	--	--	--
Adjusted for impact of FSP EITF 03-6-1	$(0.67)	$(0.18)	$0.18

See the Note entitled “Income (Loss) Per Share” for further discussion of the adoption of this standard.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”  This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States.  The FASB believes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.  The FASB does not believe this statement will result in a change in current practice. SFAS 162 became effective November 15, 2008

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative instruments and Hedging Activities.”  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable better understanding of the effects on financial position, financial performance, and cash flows.  The effective date is for fiscal years and interim periods beginning after November 15, 2008.  The Company is currently assessing the effect, if any, that the adoption of this pronouncement will have on the Company’s consolidated financial statements.

In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 110 to permit entities, under certain circumstances, to continue to use the “simplified” method in developing estimates of the expected term of “plain-vanilla” share options in accordance with SFAS No. 123(R), “Share-Based Payments.”  SAB No. 110 amended SAB No. 107 to permit the use of the “simplified” method beyond December 31, 2007.  The Company continues to use the “simplified” method and will do so until more detailed and relevant information about exercise behavior becomes readily available.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations.”  SFAS No. 141R requires the acquiring entity to recognize and measure at an acquisition date fair value all identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree.  The statement recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.  SFAS No. 141R requires disclosures about the nature and financial effect of the business combination and also changes the accounting for certain income tax assets recorded in purchase accounting.  This standard is effective for the fiscal year beginning after December 15, 2008.  The Company does not anticipate that the adoption of this pronouncement will have any significant impact on its consolidated financial statements.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.”  This standard permits an entity to choose to measure certain financial assets and liabilities at fair value.  SFAS No. 159 also revises provisions of SFAS No. 115 that apply to available-for-sale and trading securities.  This statement is effective for fiscal years beginning after November 15, 2007.  The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires an employer to recognize a plan’s funded status in its statement of financial position, measure a plan’s assets and obligations as of the end of the employer’s fiscal year, and recognize the changes in a defined benefit post-retirement plan’s funded status in comprehensive income in the year in which the changes occur. SFAS No. 158’s requirement to recognize the funded status of a benefit plan and new disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006 (the 2006 fiscal year-end for the Company) on a prospective basis.  As a result of the requirement to recognize the unfunded status of the plan as a liability, the Company recorded an adjustment to other accumulated comprehensive income of $11.4 million in the fourth quarter of 2006.  See further discussion below at the Note entitled “Employee Benefit Plans.”

In September 2006, the Securities & Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108.  SAB No. 108 provides additional guidance on determining the materiality of cumulative unadjusted misstatements in both current and future financial statements.  SAB No. 108 also provides guidance on the proper accounting and reporting for the correction of immaterial unadjusted misstatements which may become material in subsequent accounting periods.  SAB No. 108 generally requires prior period financial statements to be revised if prior misstatements are subsequently discovered; however, for immaterial prior year revisions, reports filed under the Securities Exchange Act of 1934 are not required to be amended.  SAB No. 108 became effective as of December 31, 2006.  The Company applied the guidance provided in SAB No. 108 in the fourth quarter of 2006, and identified three matters in prior reporting periods which were deemed immaterial to those periods using a consistent evaluation methodology (the “rollover method”).  They were as follows:

•
In 1998, the Company entered into a sale-leaseback transaction in which a gain was recognized at the time of sale as opposed to over the lease period.  In addition, the Company did not use straight-line rental accounting for the expected lease payments related to this transaction.  To correct these entries, in the fourth quarter of 2006, the Company recorded an entry to increase liabilities by approximately $3.3 million and decrease retained earnings by approximately $2.1 million, net of tax;

•
The Company’s previous methodology for recording legal expenses ensured that the Company incurred twelve months of expense in each year.  However, the actual timing and amount of the legal bills received led to an understated liability on the balance sheet.  In the fourth quarter of 2006, the Company recorded a liability of approximately $1.2 million and a decrease in retained earnings of approximately $0.5 million, net of taxes (as the remaining portion of these costs were capitalizable), to properly record incurred legal expenses; and

•
The Company previously under-recorded the liability related to restricted stock by approximately $0.7 million, which was corrected in the fourth quarter of 2006.  There was no impact to consolidated shareholders’ equity as a result of this correction, as the liability for restricted stock is recorded in equity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  For financial assets subject to fair value measurements, SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  In November 2007, the FASB granted a deferral for the application of SFAS No. 157 with regard to non-financial assets until fiscal years beginning after November 15, 2008.  The adoption of the pronouncement for financial assets did not have a material impact on the Company’s consolidated financial statements.  The Company’s annual fair value measurement of its reporting units under step 1 of the SFAS No. 142 goodwill impairment test represents the only significant fair value measurement on a recurring basis for which the Company expects to be impacted by the adoption of SFAS No. 157 with regard to non-financial assets in 2009.  In addition, any fair value measurements related to long-lived asset impairments under SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” would be subject to the provisions of SFAS No. 157 as well.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In September 2006, the Emerging Issues Task Force (“EITF”) of the FASB reached consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”).  The scope of EITF 06-4 is limited to the recognition of a liability and related compensation costs for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods.  EITF 06-4 is effective for fiscal years beginning after December 15, 2007.  In accordance with the standard, the Company recorded the present value of the expected future policy premiums for one such insurance policy, an amount of approximately $2.0 million, as an adjustment to retained earnings in 2008.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” In summary, FIN No. 48 requires that all tax positions subject to SFAS No. 109, “Accounting for Income Taxes,” be analyzed using a two-step approach. The first step requires an entity to determine if a tax position is more-likely-than-not to be sustained upon examination. In the second step, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis, that is more-likely-than-not to be realized upon ultimate settlement. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with any adjustment in a company’s tax provision being accounted for as a cumulative effect of accounting change in beginning equity.  See the note below entitled “Taxes on Income” for further discussion of this standard.

In June 2006, the EITF reached a consensus on Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-03”).  EITF 06-03 concludes that (a) the scope of this issue includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer, and (b) the presentation of taxes within the scope on either a gross or a net basis is an accounting policy decision that should be disclosed pursuant to Opinion 22.  Furthermore, EITF 06-03 states that for taxes reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented.  EITF 06-03 is effective for periods beginning after December 15, 2006.  This standard did not have a material impact on our results of operations or financial position.

RECEIVABLES

The Company has adopted credit policies and standards intended to reduce the inherent risk associated with potential increases in its concentration of credit risk due to increasing trade receivables from sales to owners and users of commercial office facilities and with specifiers such as architects, engineers and contracting firms. Management believes that credit risks are further moderated by the diversity of its end customers and geographic sales areas. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral as deemed necessary. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. As of December 28, 2008, and December 30, 2007, the allowance for bad debts amounted to approximately $11.1 million and $8.6 million, respectively, for all accounts receivable of the Company.  Reserves for sales returns and allowances amounted to $2.7 million and $3.7 million as of December 28, 2008, and December 30, 2007, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company does not have significant assets and liabilities measured at fair value on a recurring basis during the period under the provisions of SFAS No. 157. The Company does have approximately $10.5 million of Company-owned life insurance which is measured on readily determinable cash surrender value on a recurring basis.  During 2008, the cash surrender values of the insurance policies declined by approximately $2.4 million.  The change in values in 2007 and 2006 was not significant.  Due to the short maturity of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, their carrying values approximate fair value.  The fair value of long- term debt represented by our 10.375% Senior Notes and our 9.5% Senior Subordinated Notes, based on quoted market prices, was $150.3 million and $107.3 million, respectively, at December 28, 2008.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INVENTORIES

Inventories are summarized as follows:

	2008	2007
	(in thousands)
Finished goods	$72,495	$77,036
Work-in-process	21,610	17,347
Raw materials	34,818	31,406

	$128,923	$125,789

Reserves for inventory obsolescence amounted to $10.9 million and $7.7 million as of December 28, 2008, and December 30, 2007, respectively, and have been netted against amounts presented above.

PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	2008	2007
	(in thousands)
Land	$9,381	$8,858
Buildings	103,860	104,255
Equipment	296,328	302,707

	409,569	415,820
Accumulated depreciation	(248,852)	(253,946)

	$160,717	$161,874

The estimated cost to complete construction-in-progress for which the Company was committed at December 28, 2008, was approximately $12.4 million.

ACCRUED EXPENSES

Accrued expenses are summarized as follows:

	2008	2007
	(in thousands)
Compensation	$39,716	$50,898
Interest	12,255	13,402
Restructuring	6,952	--
Taxes	9,918	14,398
Accrued purchases	8,173	9,923
Other	25,578	31,767

	$102,592	$120,388

Other non-current liabilities include pension liability of $24.7 million and $24.0 million as of December 28, 2008, and December 30, 2007, respectively (see the discussion below in the Note entitled “Employee Benefit Plans”).

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

BORROWINGS

Revolving Credit Facility

On June 30, 2006, the Company amended and restated its revolving credit facility.  Under the amended and restated facility (the “Facility”), as under its predecessor, the Company’s obligations are secured by a first priority lien on substantially all of the assets of Interface, Inc. and each of its material domestic subsidiaries, which subsidiaries also guarantee the Facility. However, the Facility differed from its predecessor in the following material respects:

•	The stated maturity date of the Facility was extended to June 30, 2011 (and has since been extended to December 31, 2012, see below);

•
The borrowing base governing borrowing availability was modified to include certain eligible equipment and (at our option) real estate, to change certain existing advance rates and types of eligible inventory and to change certain reserve requirements relating to borrowing availability (in each case subject to certain terms and conditions specified therein);

•
The maximum aggregate amount of loans and letters of credit available to us at any one time was increased to $125 million (subsequently modified to $100 million, see below), with an option for us to further increase that amount to up to a maximum of $150 million subject to the satisfaction of  certain conditions;

•
The applicable interest rates and unused line fees were reduced. Interest is charged at varying rates computed by applying a margin (ranging from 0.0% to 0.25%, in the case of advances at a prime interest rate, and 1.25% to 2.25% (subsequently modified to 1.00% to 2.00%, see below), in the case of advances at LIBOR) over a baseline rate (such as the prime interest rate or LIBOR), depending on the type of borrowing and our average excess borrowing availability during the most recently completed fiscal quarter. The unused line fee ranges from 0.25% to 0.375%, depending on our average excess borrowing availability during the most recently completed fiscal quarter;

•
The negative covenants were relaxed in several respects, including with respect to the repayment of our other indebtedness and the payment of dividends and limiting their application to Interface, Inc. and its domestic subsidiaries. Additionally, the financial covenants were amended to delete the senior secured debt coverage ratio and to modify the terms of the sole remaining financial covenant, a fixed charge coverage test;

•
The events of default were amended to limit their application primarily to Interface, Inc. and its domestic subsidiaries and to make certain of the events of default less restrictive by increasing the applicable dollar thresholds thereunder; and

•
The previously-existing multicurrency loan and letter of credit facility available to our foreign subsidiary based in the United Kingdom, as well as the liens on assets in the United Kingdom securing that facility, have been removed from the Facility.

On January 1, 2008, the Company further amended the Facility.  The amendment (the “First Amendment”) extended the stated maturity date of the Facility to December 31, 2012. The applicable interest rates for LIBOR-based loans have been reduced.  Interest on those loans is now charged at varying rates computed by applying a margin ranging from 1.00% to 2.00% (reduced from the range of 1.25% to 2.25%) over the applicable LIBOR rate, depending on our average excess borrowing availability during the most recently completed fiscal quarter.  The Company also is no longer required to deliver monthly financial statements to the lenders. In light of our recent borrowing levels and in an effort to reduce unused line fees, the Company also reduced the maximum aggregate amount of loans and letters of credit available to us at any one time from $125 million to $100 million (subject to a borrowing base, as existed prior to the First Amendment), with an option for us to increase that maximum aggregate amount to $150 million (the same option level that existed prior to the First Amendment) upon the satisfaction of certain conditions. The lender group also was reduced from 5 lenders to 4 lenders, and the lending commitments were reallocated among the remaining lenders. In connection with the reduction in the number of lenders and the reallocation of lending commitments, the threshold of “Required Lenders” for purposes of certain amendments and consents under the Facility was increased from more than 50% of the aggregate amount of the lending commitments to more than 66 2/3% of the aggregate amount of the lending commitments.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Facility also includes various reporting, affirmative and negative covenants, and other provisions that restrict the Company’s ability to take certain actions, including provisions that restrict the Company’s ability to: (1) repay the Company’s long-term indebtedness unless the Company meets a specified minimum excess availability test; (2) incur indebtedness or contingent obligations; (3) make acquisitions of or investments in businesses (in excess of certain specified amounts); (4) sell or dispose of assets (in excess of certain specified amounts); (5) create or incur liens on assets; and (6) enter into sale and leaseback transactions.

The Company is presently in compliance with all covenants under the Facility and anticipates that it will remain in compliance with the covenants for the foreseeable future.

The Facility is secured by substantially all of the assets of Interface, Inc. and its domestic subsidiaries (subject to exceptions for certain immaterial subsidiaries), including all of the stock of our domestic subsidiaries and up to 65% of the stock of our first-tier material foreign subsidiaries.  If an event of default occurs under the Facility, the lenders’ collateral agent may, upon the request of a specified percentage of lenders, exercise remedies with respect to the collateral, including, in some instances, foreclosing mortgages on real estate assets, taking possession of or selling personal property assets, collecting accounts receivables, or exercising proxies to take control of the pledged stock of domestic and first-tier material foreign subsidiaries.

As of December 28, 2008, and December 30, 2007, the Company had no borrowings outstanding under the Facility.  At December 28, 2008, the Company had $9.9 million outstanding in letters of credit under the Facility.  As of December 28, 2008, the Company could have incurred $56.9 million of additional borrowings under the Facility.

Credit Agreement with ABN AMRO Bank N.V.

On March 9, 2007, Interface Europe B.V. (our modular carpet subsidiary based in the Netherlands) and certain of its subsidiaries entered into a Credit Agreement with ABN AMRO Bank N.V. Under the Credit Agreement, ABN AMRO provides a credit facility for borrowings and bank guarantees in varying aggregate amounts over time as follows:

Time Period	Maximum Amount in Euros
(in millions)
October 1, 2008 - April 30, 2009	10
May 1, 2009 - September 30, 2009	16
From October 1, 2009	5

Interest on borrowings under this facility is charged at varying rates computed by applying a margin of 1% over ABN AMRO’s euro base rate (consisting of the leading refinancing rate as determined from time to time by the European Central Bank plus a debit interest surcharge), which base rate is subject to a minimum of 3.5% per annum.  Fees on bank guarantees and documentary letters of credit are charged at a rate of 1% per annum or a part thereof on the maximum amount and for the maximum duration of each guarantee or documentary letter of credit issued.  An unused line fee of 0.5% per annum is payable with respect to any undrawn portion of the facility.  The facility is secured by liens on certain real, personal and intangible property of our principal European subsidiaries.  The facility also includes various financial covenants (which require the borrowers to maintain a minimum interest coverage ratio, total debt/EBITDA ratio and tangible net worth/total assets) and affirmative and negative covenants, and other provisions that restrict the borrowers’ ability to take certain actions.  As of December 28, 2008, the interest rate on any borrowings under this facility would have been 6.4%, but there were no borrowings outstanding at that time.

The Company is presently in compliance with all covenants under this facility and anticipates that it will remain in compliance with the covenants for the foreseeable future.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.375% Senior Notes

On January 17, 2002, the Company completed a private offering of $175 million in 10.375% Senior Notes due 2010. Interest is payable semi-annually on February 1 and August 1 beginning August 1, 2002. Proceeds from the issuance of these Notes were used to pay down the revolving credit facility.

The notes are guaranteed, fully, unconditionally, and jointly and severally, on an unsecured senior basis by certain of the Company’s domestic subsidiaries. As of December 28, 2008, and December 30, 2007, the Company had outstanding $152.6 million and $175 million in 10.375% Senior Notes, respectively.  At December 28, 2008, and December 30, 2007, the estimated fair value of these notes based on then current market prices was approximately $150.3 million and $183.3 million, respectively.  During 2008, the Company repurchased approximately $22.4 million of these notes at prices approximating face value.

9.5% Senior Subordinated Notes

On February 4, 2004, the Company completed a private offering of $135 million in 9.5% Senior Subordinated Notes due 2014.  Interest on these notes is payable semi-annually on February 1 and August 1 beginning August 1, 2004.  Proceeds from the issuance of these notes were used to redeem in full the Company’s previously outstanding 9.5% Senior Subordinated Notes due 2005 and to reduce borrowings under the Company’s revolving credit facility.

These notes are guaranteed, fully, unconditionally, and jointly and severally, on an unsecured senior subordinated basis by certain of the Company’s domestic subsidiaries.  The notes will become redeemable for cash after February 1, 2009, at the Company’s option, in whole or in part, initially at a redemption price equal to 104.75% of the principal amount, declining to 100% of the principal amount on February 1, 2012, plus accrued interest thereon to the date fixed for redemption.  As of both December 28, 2008, and December 30, 2007, the Company had outstanding $135 million of 9.5% Senior Subordinated Notes due 2014.  At December 28, 2008, and December 30, 2007, the estimated fair value of these notes, based on then current market prices, was approximately $107.3 million and $141.1 million, respectively.

7.3% Senior Notes

In 2006, we repurchased $46.6 million of our formerly outstanding 7.3% Senior Notes due 2008.  The remainder of these notes ($101.4 million) was repurchased and redeemed in their entirety during 2007.  The Company paid premiums of $1.5 million and $1.0 million, during 2007 and 2006, respectively, in connection with the repurchase and redemption of these notes. These charges are included in other expense in the consolidated statements of operations.  Interest on these notes was payable semi-annually on April 1 and October 1 beginning on October 1, 1998.

Other Lines of Credit

Subsidiaries of the Company have an aggregate of the equivalent of $14.3 million of other lines of credit available at interest rates ranging from 1% to 9%. As of December 28, 2008, and December 30, 2007, there were no borrowings outstanding under these lines of credit.

Borrowing Costs

Deferred borrowing costs, which include underwriting, legal and other direct costs related to the issuance of debt, were $3.8 million and $5.3 million, as of December 28, 2008, and December 30, 2007, respectively.  The Company amortizes these costs over the life of the related debt.  Expenses related to such costs for the years 2008, 2007 and 2006 amounted to $1.4 million, $1.2 million and $1.9 million, respectively.  Included in the expenses for 2008 is approximately $0.1 million of write-down of debt costs associated with the retirement of $22.4 million of 10.375% Senior Notes.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Future Maturities

The aggregate maturities of borrowings for each of the five years subsequent to December 30, 2007, are as follows:

FISCAL YEAR	AMOUNT
(in thousands)
2009	$--
2010	152,588
2011	--
2012	--
2013	--
Thereafter	135,000
$287,588

PREFERRED STOCK

The Company is authorized to designate and issue up to 5,000,000 shares of $1.00 par value preferred stock in one or more series and to determine the rights and preferences of each series, to the extent permitted by the Articles of Incorporation, and to fix the terms of such preferred stock without any vote or action by the shareholders. The issuance of any series of preferred stock may have an adverse effect on the rights of holders of common stock and could decrease the amount of earnings and assets available for distribution to holders of common stock.  In addition, any issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company.  As of December 28, 2008, and December 30, 2007, there were no shares of preferred stock issued.

Preferred Share Purchase Rights

The Company has previously issued one purchase right (a “Right”) in respect of each outstanding share of Common Stock pursuant to a Rights Agreement it entered into in March 2008. Each Right entitles the registered holder of the Common Stock to purchase from the Company one one-hundredth of a share (a “Unit”) of Series B Participating Cumulative Preferred Stock (the “Series B Preferred Stock”).

The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires (without the consent of the Company’s Board of Directors) 15% or more of the outstanding shares of Common Stock or if other specified events occur without the Rights having been redeemed or in the event of an exchange of the Rights for Common Stock as permitted under the Shareholder Rights Plan.

The dividend and liquidation rights of the Series B Preferred Stock are designed so that the value of one Unit of Series B Preferred Stock issuable upon exercise of each Right will approximate the same economic value as one share of Common Stock, including voting rights. The exercise price per Right is $90, subject to adjustment. Shares of Series B Preferred Stock will entitle the holder to a minimum preferential dividend of $1.00 per share, but will entitle the holder to an aggregate dividend payment of 100 times the dividend declared on each share of Common Stock. In the event of liquidation, each share of Series B Preferred Stock will be entitled to a minimum preferential liquidation payment of $1.00, plus accrued and unpaid dividends and distributions thereon, but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged for or changed into other stock or securities, cash or other property, each share of Series B Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. Series B Preferred Stock is not convertible into Common Stock.

Each share of Series B Preferred Stock will be entitled to 100 votes on all matters submitted to a vote of the shareholders of the Company, and shares of Series B Preferred Stock will generally vote together as one class with the Common Stock and any other voting capital stock of the Company on all matters submitted to a vote of the Company’s shareholders. While the Company’s Class B Common Stock remains outstanding, holders of Series B Preferred Stock will vote as a single class with the Class A Common Stockholders for election of directors.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Further, whenever dividends on the Series B Preferred Stock are in arrears in an amount equal to six quarterly payments, the Series B Preferred Stock, together with any other shares of preferred stock then entitled to elect directors, shall have the right, as a single class, to elect one director until the default has been cured.

Prior to entering into the March 2008 Rights Agreement, the Company maintained a substantially similar Rights Agreement that was entered into in 1998.

SHAREHOLDERS’ EQUITY

The Company is authorized to issue 80 million shares of $0.10 par value Class A Common Stock and 40 million shares of $0.10 par value Class B Common Stock. Class A and Class B Common Stock have identical voting rights except for the election or removal of directors. Holders of Class B Common Stock are entitled as a class to elect a majority of the Board of Directors. Under the terms of the Class B Common Stock, its special voting rights to elect a majority of the Board members would terminate irrevocably if the total outstanding shares of Class B Common Stock ever comprises less than ten percent of the Company’s total issued and outstanding shares of Class A and Class B Common Stock. On December 28, 2008, the outstanding Class B shares constituted approximately 10.7% of the total outstanding shares of Class A and Class B Common Stock.

The Company’s Class A Common Stock is traded on the Nasdaq Global Select Market under the symbol IFSIA. The Company’s Class B Common Stock is not publicly traded. Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis.

Both classes of Common Stock share equally in dividends available to common shareholders. The Company paid dividends totaling $0.12 per share during 2008 and $0.08 per share during 2007 to each class of Common Stock.  There were no dividends paid in 2006.  The future declaration and payment of dividends is at the discretion of the Company’s Board, and depends upon, among other things, the Company’s investment policy and opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant at the time of the Board’s determination.  Such other factors include limitations contained in the agreement for its primary revolving credit facility and in the indentures for our public indebtedness, each of which specify conditions as to when any dividend payments may be made.  As such, the Company may discontinue its dividend payments in the future if its Board determines that a cessation of dividend payments is proper in light of the factors indicated above.

All treasury stock is accounted for using the cost method.

Common Stock Offering

On November 10, 2006, the Company sold 5,750,000 shares of its Class A common stock (which amount includes the underwriters’ exercise in full of their option to purchase an additional 750,000 shares to cover over-allotments) at a public offering price of $14.65 per share pursuant to a common stock offering, resulting in net proceeds of approximately $78.9 million after deducting the underwriting discounts, commissions and estimated offering expenses.  The proceeds of this offering were primarily used to repay our outstanding debt, as well as to fund other general corporate purposes.

The following tables show changes in common shareholders’ equity during the past three years.

	CLASS A SHARES	CLASS A AMOUNT	CLASS B SHARES	CLASS B AMOUNT	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS (DEFICIT)	PENSION LIABILITY	FOREIGN CURRENCY TRANSLATION ADJUSTMENT	NON-CONTROLLING INTEREST IN SUBSIDIARY
	(in thousands)
Balance, at January 1, 2006	46,331	$4,631	7,016	$703	$234,314	$(1,443)	$(27,782)	$(38,347)	$4,409
Net income (loss)	--	--	--	--	--	9,992	--	--	428
SAB 108 adjustments	--	--	--	--	701	(3,332)	--	--	--
Conversion of common stock	662	66	(662)	(66)	--	--	--	--	--
Stock issuances under employee plans	1,189	119	--	--	6,087	--	--	--	--
Other issuances of common stock	--	--	385	38	3,367	--	--	--	--
Unamortized stock compensation expense related to restricted stock awards	--	--	--	--	(3,406)	--	--	--	--
Equity offering	5,750	575	--	--	78,771	--	--	--	--
Forfeitures and compensation expense related to restricted stock awards	--	--	--	--	3,298	--	--	--	--
Pension liability adjustment	--	--	--	--	--	--	(19,392)	--	--
Foreign currency translation adjustment	--	--	--	--	--	--	--	25,500	669
Balance, at December 31, 2006	53,932	$5,391	6,739	$675	$323,132	$5,217	$(47,174)	$(12,847)	$5,506

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	CLASS A SHARES	CLASS A AMOUNT	CLASS B SHARES	CLASS B AMOUNT	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS (DEFICIT)	PENSION LIABILITY	FOREIGN CURRENCY TRANSLATION ADJUSTMENT	NON-CONTROLLING INTEREST IN SUBSIDIARY
	(in thousands)
Balance, at December 31, 2006	53,932	$5,391	6,739	$675	$323,132	$5,217	$(47,174)	$(12,847)	$5,506
Net income (loss)	--	--	--	--	--	(10,812)	--	--	1,124
FIN 48 adjustments	--	--	--	--	--	(4,645)	--	--	--
Conversion of common stock	564	56	(564)	(56)	--	--	--	--	--
Stock issuances under employee plans	873	87	--	--	4,482	--	--	--	--
Other issuances of common stock	--	--	307	31	4,601	--	--	--	--
Unamortized stock compensation expense related to restricted stock awards	--	--	--	--	(4,639)	--	--	--	--
Cash dividends paid	--	--	--	--	--	(4,919)	--	--	--
Forfeitures and compensation expense related to restricted stock awards	--	--	--	--	5,074	--	--	--	--
Pension liability adjustment	--	--	--	--	--	--	16,371	--	--
Foreign currency translation adjustment	--	--	--	--	--	--	--	14,117	344
Balance, at December 30, 2007	55,369	$5,534	6,482	$650	$332,650	$(15,159)	$(30,803)	$1,270	$6,974

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	CLASS A SHARES	CLASS A AMOUNT	CLASS B SHARES	CLASS B AMOUNT	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS (DEFICIT)	PENSION LIABILITY	FOREIGN CURRENCY TRANSLATION ADJUSTMENT	NON-CONTROLLING INTEREST IN SUBSIDIARY
Balance, at December 30, 2007	55,369	$5,534	6,482	$650	$332,650	$(15,159)	$(30,803)	$1,270	$6,974
Net income (loss)	--	--	--	--	--	(40,873)	--	--	1,206
Adoption of EITF 06-04	--	--	--	--	--	(2,022)	--	--	--
Conversion of common stock	777	78	(777)	(78)	--	--	--	--	--
Stock issuances under employee plans	233	23	--	--	1,413	--	--	--	--
Other issuances of common stock	--	--	1,090	109	15,251	--	--	--	--
Unamortized stock compensation expense related to restricted stock awards	--	--	--	--	(15,289)	--	--	--	--
Forfeitures and compensation expense related to restricted stock awards	--	--	--	--	5,751	--	--	--	--
Dividends paid	--	--	--	--	--	(7,562)	--	--	--
Pension liability adjustment	--	--	--	--	--	--	2,033	--	--
Foreign currency translation adjustment	--	--	--	--	--	--	--	(43,480)	(239)
Balance, at December 28, 2008	56,379	$5,635	6,795	$681	$339,776	$(65,616)	$(28,770)	$(42,210)	$7,941

Stock Options

The Company has an Omnibus Stock Incentive Plan (“Omnibus Plan”) under which a committee of independent directors is authorized to grant directors and key employees, including officers, options to purchase the Company’s Common Stock. Options are exercisable for shares of Class A or Class B Common Stock at a price not less than 100% of the fair market value on the date of grant. The options become exercisable either immediately upon the grant date or ratably over a time period ranging from one to five years from the date of the grant.  The Company’s options expire at the end of time periods ranging from three to ten years from the date of the grant. Initially, in 1997, an aggregate of 3,600,000 shares of Common Stock not previously authorized for issuance under any plan, plus the number of shares subject to outstanding stock options granted under certain predecessor plans minus the number of shares issued on or after the effective date pursuant to the exercise of such outstanding stock options granted under predecessor plans, were available to be issued under the Omnibus Plan. In May 2001, the shareholders approved an amendment to the Omnibus Plan which increased by 2,000,000 the number of shares of Common Stock authorized for issuance under the Omnibus Plan.  In May 2006, the shareholders approved an amendment and restatement of the Omnibus Plan.  The amendment extended the term of the Omnibus Plan until February 2016, and set the number of shares authorized for issuance or transfer on or after the effective date of the amendment and restatement at 4,250,000 shares, except that each share issued pursuant to an award other than a stock option reduces the number of such authorized shares by two shares.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In the first quarter of 2006, the Company adopted SFAS No. 123R, “Share-Based Payments,” which revises SFAS No. 123, “Accounting for Stock-Based Compensation.”  This standard requires that the Company measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair market value of the award.  That cost will be recognized over the period in which the employee is required to provide the services – the requisite service period (usually the vesting period) – in exchange for the award.  The grant date fair value for options and similar instruments will be estimated using option pricing models.  Under SFAS No. 123R, the Company is required to select a valuation technique or option pricing model that meets the criteria as stated in the standard, which includes a binomial model and the Black-Scholes model.  The Company is continuing to use the Black-Scholes model.  SFAS No. 123R requires that the Company estimate forfeitures for stock options and reduce compensation expense accordingly.  The Company has reduced its expense by the assumed forfeiture rate and will evaluate actual experience against the assumed forfeiture rate going forward.  This expense reduction is not significant to the Company.

The Company recognized stock option compensation expense of $0.6 million in 2008, and $0.3 million in each of 2007 and 2006.  The remaining unrecognized compensation cost related to unvested awards at December 28, 2008, approximated $0.5 million, and the weighted average period of time over which this cost will be recognized is approximately two years.  The expense for stock options is included in selling, general and administrative expense on the Company’s consolidated statements of operations, as none of these stock options have been issued to production personnel.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for grants issued in fiscal years 2008, 2007 and 2006:

	FISCAL YEAR
	2008	2007	2006
Risk free interest rate	3.9%	4.73%	4.71%
Expected option life	3.25 years	3.25 years	3.18 years
Expected volatility	61%	60%	60%
Expected dividend yield	0.57%	0.51%	0%

The weighted average fair value of stock options (as of grant date) granted during the years 2008, 2007 and 2006 was $6.21, $6.99 and $5.04, respectively, per share.

The following table summarizes stock options outstanding as of December 28, 2008, as well as activity during the previous fiscal year:

	Shares	Weighted Average Exercise Price
Outstanding at December 30, 2007	805,000	$6.22
Granted	145,000	14.18
Exercised	233,000	6.12
Forfeited or cancelled	38,000	6.71
Outstanding at December 28, 2008 (a)	679,000	$7.93

Exercisable at December 28, 2008 (b)	524,000	$6.01

(a)  At December 28, 2008, the weighted-average remaining contractual life of options outstanding was 2.7 years.
(b)  At December 28, 2008, the weighted-average remaining contractual life of options exercisable was 2.3 years.

At December 28, 2008, the aggregate intrinsic values of options outstanding and options exercisable were $0.3 million and $0.3 million, respectively (the intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option).

The intrinsic value of stock options exercised in 2008, 2007 and 2006 was $1.7 million, $10.6 million and $7.9 million, respectively.  The cash proceeds related to stock options exercised in 2008, 2007 and 2006 were $1.5 million, $4.6 million and $7.1 million, respectively.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 28, 2008	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable at December 28, 2008	Weighted Average Exercise Price

$2.64- 3.69	116,700	3.18	$3.07	116,700	$3.07
4.00- 5.99	272,000	1.97	4.83	272,000	4.83
6.00- 8.75	55,000	2.32	7.90	55,000	7.90
9.00-13.99	64,600	2.12	12.30	64,600	12.30
14.00-16.42	170,700	3.88	14.57	15,700	16.39

	679,000	2.70	$7.93	524,000	$6.01

Restricted Stock Awards

During fiscal years 2008, 2007 and 2006, the Company granted restricted stock awards totaling 1,087,000, 327,000 and 394,000 shares, respectively, of Class B common stock.  These awards (or a portion thereof) vest with respect to each recipient over a three to five year period from the date of grant, provided the individual remains in the employment or service of the Company as of the vesting date.  Additionally, these shares (or a portion thereof) could vest earlier upon the attainment of certain performance criteria, in the event of a change in control of the Company, or upon involuntary termination without cause.

Compensation expense related to the vesting of restricted stock was $5.8 million, $5.0 million and $2.9 million for 2008, 2007 and 2006, respectively.  These grants are made primarily to executive-level personnel at the Company and, as a result, no compensation costs have been capitalized.  SFAS No. 123R requires that the Company estimate forfeitures for restricted stock and reduce compensation expense accordingly.  The Company has reduced its expense by the assumed forfeiture rate and will evaluate actual experience against the assumed forfeiture rate going forward.  The forfeiture rate has been developed using historical data regarding actual forfeitures as well as an estimate of future expected forfeitures under our restricted stock grants.

The following table summarizes restricted stock activity as of December 28, 2008, and during the previous fiscal year:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at December 30, 2007	852,000	$9.90
Granted	1,087,000	14.03
Vested	389,000	10.16
Forfeited or cancelled	--	--
Outstanding at December 28, 2008	1,550,000	$12.70

As of December 28, 2008, the unrecognized total compensation cost related to unvested restricted stock was $10.3 million.  That cost is expected to be recognized by the end of 2012.

As stated above, SFAS No. 123R requires the Company to estimate forfeitures in calculating the expense related to stock-based compensation, as opposed to only recognizing these forfeitures and the corresponding reduction in expense as they occur.  In prior years, the Company did not estimate the forfeitures of its restricted stock as the expense was recorded.  In accordance with the standard, the Company is required to record a cumulative effect of the change in accounting principle to reduce previously recognized compensation for awards not expected to vest (i.e., forfeited or cancelled awards).  Upon adoption of SFAS No. 123R, the Company adjusted for this cumulative effect and recognized a reduction in stock-based compensation, which was recorded within the selling, general and administrative expense on the Company’s consolidated statement of operations.  The adjustment was not recorded as a cumulative effect adjustment, net of tax, because the amount was not material to the consolidated statement of operations.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME (LOSS) PER SHARE

The Company computes basic earnings (loss) per share (“EPS”) attributable to Interface, Inc. common shareholders by dividing income (loss) from continuing operations attributable to Interface, Inc. common shareholders, income (loss) from discontinued operations attributable to Interface, Inc. common shareholders and net income (loss) attributable to Interface, Inc. common shareholders, by the weighted average common shares outstanding, including participating securities outstanding, during the period as depicted below.  Diluted EPS reflects the potential dilution beyond shares for basic EPS that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that would have shared in the Company’s earnings.

In the first quarter of 2009, the Company adopted FSP EITF No. 03-6-1, which requires the Company to include all unvested stock awards which contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, in the number of shares outstanding in the Company’s basic and diluted EPS calculations when the inclusion of these shares would be dilutive. The table below depicts the application of this standard to fiscal years 2008, 2007 and 2006.  As a result of the adoption of this standard, the Company has included all of its outstanding restricted stock awards in its calculation of basic and diluted EPS for the periods presented.  Because the Company was in a loss from continuing operations position for fiscal year 2008, these participating securities were not included in the determination of EPS because to do so would be anti-dilutive.  FSP EITF No. 03-6-1 also requires additional disclosure of EPS for common stock and unvested share-based payment awards, separately disclosing distributed and undistributed earnings. Distributed earnings represent common stock dividends and dividends earned on unvested share-based payment awards. The Company did not pay any dividends in 2006.  Undistributed earnings represent earnings that were available for distribution but were not distributed.  Common stock and unvested share-based payment awards earn dividends equally as shown in the table below:

	Fiscal Year
	2008	2007	2006
Earnings (loss) per share from continuing operations:
Basic earnings (loss) per share attributable to Interface, Inc. common shareholders
Distributed earnings	$(0.12)	$0.08	$--
Undistributed earnings	(0.46)	0.86	0.65
	$(0.58)	$0.94	$0.65

Diluted earnings (loss) per share attributable to Interface, Inc. common shareholders
Distributed earnings	$(0.12)	$0.08	$--
Undistributed earnings	(0.46)	0.85	0.64
	$(0.58)	$0.93	$0.64
Loss per share from discontinued operations and loss on disposal of discontinued operations:

Basic earnings (loss) per share attributable to Interface, Inc. common shareholders
Distributed earnings	$--	$--	$--
Undistributed earnings	(0.08)	(1.12)	(0.47)

Diluted earnings (loss) per share attributable to Interface, Inc. common shareholders
Distributed earnings	$--	$--	$--
Undistributed earnings	(0.08)	(1.11)	(0.46)

Basic earnings (loss) per share attributable to Interface, Inc. common shareholders	$(0.67)	$(0.18)	$0.18
Diluted earnings (loss) per share attributable to Interface, Inc. common shareholders	$(0.67)	$(0.18)	$0.18

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For 2008, there was approximately $0.9 million of loss from continuing operations attributable to participating securities.  For 2007 and 2006, there was approximately $0.8 million and $0.9 million, respectively, of income from continuing operations attributable to participating securities.  For 2008 and 2007, there was approximately $1.0 million and $0.2 million, respectively, of net loss attributable to participating securities.  For 2006, there was approximately $0.2 million of net income attributable to participating securities.

As discussed above, participating securities were not included in the determination of EPS for 2008, as their inclusion would be anti-dilutive.

The weighted average shares for basic and diluted EPS were as follows:

	Fiscal Year
	2008	2007	2006
	(In thousands)
Weighted Average Shares Outstanding	61,439	60,573	54,087
Participating Securities	--	852	1,311
Shares for Basic Earnings (Loss) Per Share	61,439	61,425	55,398
Dilutive Effect of Stock Options	--	513	976
Shares for Diluted Earnings (Loss) Per Share	61,439	61,938	56,374

As the Company was in a loss from continuing operations position for 2008, any potential common shares and participating securities would have been anti-dilutive and therefore were not included in the calculation. As of the end of 2008, there were approximately 679,000 outstanding stock options and 1,550,000 shares of unvested restricted stock.  For fiscal years 2007 and 2006, options to purchase 40,000 and 65,000 shares of common stock, respectively, were not included in the computation of diluted earnings per share as their impact would be anti-dilutive.

RESTRUCTURING CHARGES

2008 Restructuring Charge

In the fourth quarter of 2008, the Company committed to a restructuring plan intended to reduce costs across its worldwide operations, and more closely align the Company’s operations with the current demand levels.  The reduction of the demand levels is primarily a result of the worldwide recession and the associated delays and reductions in the number of construction projects where the Company’s carpet products are used.  The plan primarily consists of ceasing manufacturing operations at its facility in Belleville, Canada, and reducing its worldwide employee base by a total of approximately 530 employees in the areas of manufacturing, sales and administration.  In connection with the restructuring plan, the Company recorded a pre-tax restructuring charge in the fourth quarter of 2008 of $11.0 million.  The Company records its restructuring accruals under the provisions of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” or SFAS No. 112, “Employer’s Accounting for Post-Employment Benefits, an Amendment of FASB Statements No. 5 and 43,” as appropriate.  The restructuring charge is comprised of employee severance expense of $7.8 million, impairment of assets of $2.6 million, and other exit costs of $0.7 million (primarily related to lease exit costs and other closure activities).  Approximately $8.3 million of the restructuring charge will be cash expenditures, primarily severance expense.  The restructuring plan is expected to be completed in the first quarter of 2009, and is expected to yield annualized cost savings of approximately $30 million.

A summary of these restructuring activities is presented below:

	Total Restructuring Charge	Costs Incurred During 2008	Balance at 12/28/08
	(in thousands)
Facilities consolidation	$2,559	$2,559	$--
Workforce reduction	7,751	1,464	6,287
Other charges	665	--	665
	$10,975	$4,023	$6,952

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The table below details the restructuring activities undertaken in 2008 by segment:

	Modular Carpet	Bentley Prince Street	Corporate	Total
	(in thousands)
Total amounts expected to be incurred	$10,710	$120	$145	$10,975
Cumulative amounts incurred to date	4,023	--	--	4,023
Total amounts incurred in the period	4,023	--	--	4,023

2006 Restructuring Charge

During the first quarter of 2006, the Company recorded a pre-tax restructuring charge of $3.3 million.  The charge reflected:  (i) the closure of a fabrics manufacturing facility in East Douglas, Massachusetts, and consolidation of those operations into the Company’s former facility in Elkin, North Carolina; (ii) workforce reduction at this facility; and (iii) a reduction in carrying value of another fabrics facility and other assets.  As these charges related to the divested Fabrics Group business segment, they have been included in “Loss from discontinued operations, net of tax” in the consolidated statements of operations.

A summary of these restructuring activities is presented below:

	Total Restructuring Charge	Costs Incurred During 2006	Balance at 12/31/06	Costs Incurred During 2007	Balance at 12/30/07 and 12/28/08
	(in thousands)
Facilities consolidation	$1,000	$818	$182	$182	$--
Workforce reduction	300	215	85	85	--
Other impaired assets	1,960	1,960	--	--	--
	$3,260	$2,993	$267	$267	$--

Of the total restructuring charge, approximately $0.3 million relates to expenditures for severance benefits and other similar costs, and $3.0 million relates to non-cash charges, primarily for the write-down of carrying value and disposal of certain assets.  The total amounts incurred to date for this restructuring plan are $3.3 million, and there are not expected to be any further expenses related to this plan.  The plan was substantially completed by the end of 2006.

TAXES ON INCOME

Provisions for federal, foreign and state income taxes in the consolidated statements of operations consisted of the following components:

	FISCAL YEAR
	2008	2007	2006
	(in thousands)
Current expense/(benefit):
Federal	$100	$190	$(115)
Foreign	20,844	20,332	16,183
State	456	770	(71)

	21,400	21,292	15,997
Deferred expense/(benefit):
Federal	15,732	(2,184)	141
Foreign	1,820	6,291	2,503
State	1,386	(982)	156

	18,938	3,125	2,800

	$40,338	$24,417	$18,797

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income tax expense (benefit) is included in the accompanying consolidated statements of operations as follows:

	FISCAL YEAR
	2008	2007	2006
	(in thousands)
Continuing operations	$43,040	$35,582	$20,612
Loss from discontinued operations	(2,702)	(11,165)	(1,815)

	$40,338	$24,417	$18,797

Income (loss) from continuing operations before taxes on income consisted of the following:

	FISCAL YEAR
	2008	2007	2006
	(in thousands)
U.S. operations	$(59,400)	$10,462	$3,008
Foreign operations	67,927	84,092	53,839

	$8,527	$94,554	$56,847

Deferred income taxes for the years ended December 28, 2008, and December 30, 2007, reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

At December 28, 2008, the Company had approximately $116.4 million in federal net operating loss carryforwards from continuing operations with expiration dates through 2025.  In addition, the Company had approximately $18.6 million in federal net operating losses from share-based payment awards for which it has not recorded a financial statement benefit as per SFAS No. 123(R). The Company’s foreign subsidiaries had approximately $2.3 million in net operating losses available for an unlimited carryforward period. The Company expects to utilize all of its federal and foreign carryforwards prior to their expiration.  The Company had approximately $106 million in state net operating loss carryforwards relating to continuing operations with expiration dates through 2028. The Company had provided a valuation allowance against $36 million of such losses, which the Company does not expect to utilize. In addition, the Company has approximately $173 million in state net operating loss carryforwards relating to discontinued operations against which a valuation allowance has been provided.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The sources of the temporary differences and their effect on the net deferred tax asset are as follows:

	2008		2007
	ASSETS	LIABILITIES	ASSETS	LIABILITIES
	(in thousands)
Basis differences of property and equipment	$--	$8,260	$--	$8,219
Basis difference of intangible assets	--	617	--	704
Foreign currency loss	--	2,172	--	3,016
Net operating loss carryforwards	46,792	--	50,051	--
Valuation allowances on net operation loss carryforwards	(2,590)	--	(1,140)	--
Deferred compensation	14,307	--	14,523	--
Nondeductible reserves and accruals	5,050	--	5,351	--
Pensions	2,533	--	2,632	--
Tax effects of undistributed earnings from foreign subsidiaries not deemed to be indefinitely reinvested	--	13,262	--	--
Other differences in basis of assets and liabilities	--	16	--	86

	$66,092	$24,327	$71,417	$12,025

Deferred tax assets and liabilities are included in the accompanying balance sheets as follows:

	FISCAL YEAR
	2008	2007
	(in thousands)
Deferred income taxes (current asset)	$6,272	$5,863
Deferred tax asset (non-current asset)	42,999	60,942
Deferred income taxes (non-current liabilities)	(7,506)	(7,413)
	$41,765	$59,392

Management believes, based on the Company’s history of operating expenses and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at December 28, 2008.

The Company’s effective tax rate from continuing operations was 504.7%, 37.6% and 36.3% for fiscal years 2008, 2007 and 2006, respectively.  The following summary reconciles income taxes at the U.S. federal statutory rate of 35% to the Company’s actual income tax expense:

	FISCAL YEAR
	2008	2007	2006
Income taxes at U.S federal statutory rate	$2,984	$33,094	$19,896
Increase(decrease) in taxes resulting from:
State income taxes, net of federal tax benefit	194	288	223
Non-deductible goodwill impairment	21,415	--	--
Non-deductible business expenses	2,916	1,505	455
Tax effects of undistributed earnings from foreign subsidiaries not deemed to be indefinitely reinvested	13,262	--	--
Foreign and U.S. tax effects attributable to foreign operations	1,318	(395)	1,281
Nondeductible loss on sale of subsidiary	82	643	--
Cumulative effect of change in tax rates	--	--	(687)
Valuation allowance additions (reversals) – State NOL	942	62	(234)
Income attributable to noncontrolling interest in subsidiary	(422)	(393)	(149)
Other	349	778	(173)

Income tax expense	$43,040	$35,582	$20,612

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During the fourth quarter of 2006, the Dutch government enacted a tax rate reduction from 29.6% to 25.5% effective January 1, 2007. SFAS No.109, “Accounting for Income Taxes,” requires that deferred tax balances be revalued to reflect such tax rate changes. The revaluation resulted in a 1.2% decrease in the Company’s effective tax rate for 2006.

During 2006, in connection with the sale of the European component of its fabrics business, the Company repatriated approximately $1.4 million in previously unremitted foreign earnings and recorded a provision for taxes on such previously unremitted foreign earnings of approximately $0.5 million. This repatriation of foreign earnings during 2006 increased the Company’s 2006 effective rate by 0.9% which has been reflected as a component of the “Foreign and U.S. tax effects attributable to foreign operations” line item of the income tax expense reconciliation.

The Company does not provide for U.S. income taxes on the undistributed earnings of its foreign subsidiaries that are considered to be indefinitely reinvested outside of the U.S. as determination of the amount of unrecognized deferred U.S. income tax liability related to the indefinitely reinvested earnings is not practicable because of the complexities associated with its hypothetical calculation. In 2008, the Company provided for approximately $12.6 million in U.S. federal and state income taxes and approximately $0.7 million in foreign withholding taxes on approximately $37 million of undistributed earnings from foreign subsidiaries that are anticipated to be repatriated in the foreseeable future and therefore were no longer deemed to be indefinitely reinvested outside of the U.S. At December 28, 2008, approximately $137 million of undistributed earnings of the Company’s foreign subsidiaries are deemed to be indefinitely reinvested outside of the U.S., on which withholding taxes of approximately $3.2 million would be payable upon remittance.

On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).  As a result of the adoption, on that date the Company recognized a $4.6 million increase in its liability for unrecognized tax benefits with a corresponding decrease to the opening balance of retained earnings.

As of December 31, 2007, the Company had unrecognized tax benefits of $7.7 million, which if recognized would be recorded as a benefit to income taxes and, therefore, result in a favorable impact on the Company’s effective tax rate in future periods.  For the year ended December 28, 2008, the Company decreased its unrecognized tax benefits by $0.3 million primarily due to the following changes in tax positions.  The Company decreased it unrecognized tax benefits by approximately $1.4 million related to a change in its U.S. tax positions taken in prior year tax returns.  This decrease was offset by an increase in unrecognized tax benefits of approximately $1.1 million primarily related to a change in the Company’s prior years Canadian tax positions discussed below.

As of December 28, 2008, the Company had unrecognized tax benefits of $7.5 million, included in other liabilities in the Company’s consolidated balance sheet, which if recognized would have an impact on the Company’s effective tax rate in future periods.  If these benefits are not favorably settled, $7.2 million of the total amount of unrecognized tax benefits would require the use of cash in future periods.

The Company recognizes accrued interest and income tax penalties related to unrecognized tax benefits as a component of income tax expense.  As of December 28, 2008, the Company had accrued interest and penalties of $1.3 million, which is included in the total unrecognized tax benefit noted above.

The Company’s federal income tax returns are subject to examination for the years 2003 to the present.  The Company files returns in numerous state and local jurisdictions and in general it is subject to examination by the state tax authorities for the years 2003 to the present.  The Company files returns in numerous foreign jurisdictions and in general it is subject to examination by the foreign tax authorities for the years 2002 to the present.

In August 2006, the Canadian tax authorities (“CRA”) proposed a reassessment of taxable income for transfer pricing related adjustments for the years 2001 and 2002. In November 2006, the Company filed a submission with the CRA to set aside the reassessment of taxable income. In September 2008, the CRA issued a final notice of reassessment of tax, including interest, of approximately $0.9 million for the years 2001 and 2002. In December 2008, the Company filed an objection to the notice of reassessment of tax with the CRA. The Company has included in its liability for unrecognized tax benefits the full amount of the reassessment because the Company has determined that it is more likely than not that the reassessment will be upheld on appeal. The Company expects the review of its objection to begin in the first six months of 2009, and the results may have a significant impact on the Company’s unrecognized tax benefits during 2009.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In late February 2008, the Company filed with the CRA and the Internal Revenue Service (“IRS”) an application for a Canada – U.S. bilateral advanced pricing agreement (“BAPA”) with respect to certain intercompany transactions (“Covered Transactions”) between Interface, Inc (including its U.S. subsidiaries) and its Canadian subsidiary. Some of the Covered Transactions are the same types of transactions that are the subject of dispute in the reassessment for tax years 2001 and 2002 described above. The BAPA request covers tax years 2006 through 2010 and through the rollback procedures will also cover years 2003 through 2005. During 2008, the Company was accepted into the BAPA program by both the CRA and the IRS. In late December 2008, the Company made the decision to discontinue manufacturing at its facility in Canada, thus affecting the majority of the Covered Transactions. As of February 2009, the CRA and the IRS had substantially completed their due diligence. The Company has included in its liability for unrecognized tax benefits an amount it estimates will more likely than not result from the conclusion of the BAPA. However, due to the nature of the BAPA process, the timing and outcome of the BAPA is subject to considerable variation and the ultimate outcome of this process could result in an amount significantly different from the Company’s estimate.

Management believes changes to our unrecognized tax benefits that are reasonably possible in the next 12 months, other than the Canadian tax matters noted above, will not have a significant impact on our financial positions or results of operations.  The timing of the ultimate resolution of the Company’s tax matters and the payment and receipt of related cash is dependent on a number of factors, many of which are outside the Company’s control.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

Balance at December 31, 2007	$7,713
Increases related to tax positions taken during the current year	595
Decreases related to tax positions taken during prior years	(1,479)
Increases related to tax positions taken during the prior years	1,106
Decrease due to foreign currency translation	(480)
3
Balance at December 28, 2008	$7,455

DISCONTINUED OPERATIONS

As discussed below in the note entitled “Sale of Fabrics Business,” in the second quarter of 2007, the Company committed to a plan to exit its Fabrics Group business segment, and in the third quarter of 2007, the Company completed the sale.  Therefore, the results for the Fabrics Group business segment have been reported as discontinued operations.  In connection with this action, the Company also recorded write-downs for the impairment of assets and goodwill of $17.4 million and $44.5 million, respectively, in 2007.  In connection with the sale, the Company recorded the aforementioned impairments to reduce the carrying value of the business segment to its fair value.  In 2007, the Company recorded approximately $12.4 million of direct costs to sell the Fabrics  Group business segment.

During 2004, the Company committed to a plan to exit its owned Re:Source dealer businesses and began to dispose of several of the dealer subsidiaries. Therefore, the results for the owned Re:Source dealer businesses, as well as the Company’s small Australian dealer and small residential fabrics businesses that management also decided to exit at that time, are reported as discontinued operations. In connection with this action, the Company also recorded write-downs for the impairment of assets of $3.5 million in 2005.

By the end of 2006, the Company had sold nine dealer businesses (eight of which were sold to the respective general managers of those businesses) and had closed all six others.  The aggregate cash proceeds from the sales were $7.5 million.  The Company also received promissory notes in an aggregate amount of $2.2 million at interest rates ranging from prime to 12% and with maturities ranging from one to three years.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Summary operating results for the discontinued businesses are as follows:

	FISCAL YEAR
	2008	2007	2006
	(in thousands)
Net sales	$--	$82,003	$164,546
Loss on operations before taxes	(7,856)	(79,825)	(27,631)
Taxes on income (benefit)	(2,702)	(11,165)	(1,815)
Loss on operations, net of tax	(5,154)	(68,660)	(25,816)

Assets and liabilities, including reserves, related to discontinued businesses that were held for sale consist of the following:

	FISCAL YEAR
	2008	2007
	(in thousands)
Current assets	$--	$79
Property and equipment	3,150	4,706
Other assets	--	7

Current liabilities	--	220
Other liabilities	--	--

HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS

The Company has used derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are offset by the fluctuations in values of the underlying exposures being hedged. The Company has not held or issued derivative financial instruments for trading purposes. The Company has historically monitored the use of derivative financial instruments through the use of objective measurable systems, well-defined market and credit risk limits, and timely reports to senior management according to prescribed guidelines. The Company has established strict counter-party credit guidelines and has entered into transactions only with financial institutions of investment grade or better. As a result, the Company has historically considered the risk of counter-party default to be minimal.  As of December 28, 2008 and December 30, 2007, the Company was not a party to any such transactions or instruments.

COMMITMENTS AND CONTINGENCIES

The Company leases certain production, distribution and marketing facilities and equipment. At December 28, 2008, aggregate minimum rent commitments under operating leases with initial or remaining terms of one year or more consisted of the following:

FISCAL YEAR	AMOUNT
(in thousands)
2009	$23,015
2010	18,676
2011	14,260
2012	9,990
2013	6,470
Thereafter	5,059

$77,470

The totals above exclude minimum lease payments of $0.1 million in each of years 2009-2011 related to the discontinued operations of the Re:Source dealer business.  The totals above also exclude minimum lease payments of $0.6 million in 2009 and 2010, related to the discontinued operations of the U.S. raised/access flooring business.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Rental expense amounted to approximately $28.1 million, $23.1 million and $20.9 million, for the years 2008, 2007 and 2006, respectively.  This excludes rental expenses of approximately $0.1 million, $0.5 million and $2.0 million for 2008, 2007 and 2006, respectively, related to the discontinued operations of the Re:Source dealer business, and excludes rental expenses of approximately $0.6 million in each of years 2006-2008 related to the discontinued operations of the U.S. raised/access flooring business.  This also excludes rental expenses of $1.9 million and $4.4 million for 2007 and 2006, respectively, related to the discontinued operations of the Fabrics Group business segment.

The Company is from time to time a party to routine litigation incidental to its business.  Management does not believe that the resolution of any or all of such litigation will have a material adverse effect on the Company’s financial condition or results of operations.

EMPLOYEE BENEFIT PLANS

Defined Contribution and Deferred Compensation Plans

The Company has a 401(k) retirement investment plan (“401(k) Plan”), which is open to all otherwise eligible U.S. employees with at least six months of service. The 401(k) Plan calls for Company matching contributions on a sliding scale based on the level of the employee’s contribution. The Company may, at its discretion, make additional contributions to the 401(k) Plan based on the attainment of certain performance targets by its subsidiaries. The Company’s matching contributions are funded bi-monthly and totaled approximately $2.5 million, $2.4 million and $1.4 million for the years 2008, 2007 and 2006, respectively, for continuing operations.  These totals exclude $0.4 million and $0.7 million of matching contributions for the years 2007 and 2006, respectively, related to the discontinued Fabrics and Re:Source dealer businesses.  No discretionary contributions were made in 2008, 2007 or 2006.

Under the Company’s nonqualified savings plans (“NSPs”), the Company provides eligible employees the opportunity to enter into agreements for the deferral of a specified percentage of their compensation, as defined in the NSPs. The NSPs call for Company matching contributions on a sliding scale based on the level of the employee’s contribution. The obligations of the Company under such agreements to pay the deferred compensation in the future in accordance with the terms of the NSPs are unsecured general obligations of the Company. Participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The Company has established a Rabbi Trust to hold, invest and reinvest deferrals and contributions under the NSPs. If a change in control of the Company occurs, as defined in the NSPs, the Company will contribute an amount to the Rabbi Trust sufficient to pay the obligation owed to each participant. Deferred compensation in connection with the NSPs totaled $13.4 million at December 28, 2008.  The Company invested the deferrals in insurance instruments with readily determinable cash surrender values.

Foreign Defined Benefit Plans

The Company has trusteed defined benefit retirement plans which cover many of its European employees. The benefits are generally based on years of service and the employee’s average monthly compensation. Pension expense was $3.4 million, $5.1 million and $2.9 million for the years 2008, 2007 and 2006, respectively.  Plan assets are primarily invested in equity and fixed income securities.  The Company uses a year-end measurement date for the plans.  As of December 28, 2008, for the European plans, the Company had a net liability recorded of $8.6 million, an amount equal to their unfunded status, and has recorded in Other Comprehensive Income an amount equal to $25.2 million (net of taxes) related to the future amounts to be recorded in net post-retirement benefit costs.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tables presented below set forth the funded status of the Company’s significant foreign defined benefit plans and required disclosures in accordance with SFAS No. 132, as revised.

	FISCAL YEAR
	2008	2007
	(in thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$239,111	$248,974
Service cost	3,104	3,377
Interest cost	12,593	12,531
Benefits paid	(10,747)	(10,714)
Actuarial loss (gain)	(29,728)	(24,484)
Member contributions	685	1,007
Currency translation adjustment	(43,771)	8,420

Benefit obligation, end of year	$171,247	$239,111

Change in plan assets
Plan assets, beginning of year	$230,414	$213,248
Actual return on assets	(25,532)	10,385
Company contributions	6,977	8,048
Member contributions	1,249	1,487
Benefits paid	(10,747)	(10,714)
Currency translation adjustment	(39,757)	7,960

Plan assets, end of year	$162,604	$230,414

Reconciliation to balance sheet
Funded status (Benefit liability)	$(8,643)	$(8,697)
Unrecognized actuarial loss	--	--
Unrecognized prior service cost	--	--
Unrecognized transition adjustment	--	--

Net amount recognized	$(8,643)	$(8,697)

Amounts recognized in accumulated other
comprehensive income (after tax)

Unrecognized actuarial loss	$24,354	$26,695
Unamortized prior service costs	861	260
Total amount recognized	$25,215	$26,955

The 2007 actuarial gain identified above includes approximately $8 million related to a modification of employee data related to the Company’s plans.  In prior years, a plan modification was not reflected in employee data, and in 2007, the employee data was updated for this change.  The impact to the 2007 financial statements was a $5.6 million adjustment to other comprehensive income net of $2.4 million in taxes.  The Company has determined that the modification was not significant to the overall financial statement presentation in prior years and has therefore included the impact of the change in 2007.

The above disclosure represents the aggregation of information related to the Company’s two defined benefit plans which cover many of its European employees.  As of December 28, 2008 and December 30, 2007, one of these plans, which primarily covers certain employees in the United Kingdom (the “UK Plan”), had an accumulated benefit obligation in excess of the plan assets. The other plan, which covers certain employees in Europe (the “Europe Plan”), had assets in excess of the accumulated benefit obligation.  The following table summarizes this information as of December 28, 2008 and December 30, 2007.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	2008	2007
UK Plan	(in thousands)
Projected Benefit Obligation	$118,834	$183,025
Accumulated Benefit Obligation	116,757	179,580
Plan Assets	106,141	168,365

Europe Plan
Projected Benefit Obligation	$52,413	$56,086
Accumulated Benefit Obligation	50,323	54,709
Plan Assets	56,463	62,049

	FISCAL YEAR
	2008	2007	2006
	(in thousands)
Components of net periodic benefit cost
Service cost	$3,190	$3,453	$2,033
Interest cost	12,593	12,531	9,913
Expected return on plan assets	(13,640)	(13,766)	(11,157)
Amortization of prior service cost	46	42	39
Recognized net actuarial (gains)/losses	1,250	2,834	1,979
Amortization of transition asset	--	--	53

Net periodic benefit cost	$3,439	$5,094	$2,860

For 2009, it is estimated that approximately $1.5 million of expenses related to the amortization of unrecognized items will be included in the net periodic benefit cost.  During 2008, other comprehensive income was impacted by approximately $5.5 million, after tax, comprised of actuarial loss of approximately $6.4 million and $0.9 million of amortization loss.  These two factors would have led to an increase in accumulated other comprehensive income of $5.5 million, net of tax, however, the actual net change in accumulated other comprehensive income related to this plan, after tax, was a $1.7 million decrease in accumulated other comprehensive income.  The primary reason for the overall net decrease is the significant devaluation of the British pound versus the U.S. dollar as of the end of 2008 versus 2007.

	FISCAL YEAR
	2008	2007	2006
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	5.8%	5.0%	4.7%
Expected return on plan assets	6.2%	6.2%	6.2%
Rate of compensation	4.3%	3.4%	3.4%
Weighted average assumptions used to determine benefit obligations
Discount rate	6.0%	5.6%	5.0%
Rate of compensation	3.1%	3.3%	3.3%

The expected long-term rate of return on plan assets assumption is based on weighted average expected returns for each asset class.  Expected returns reflect a combination of historical performance analysis and the forward-looking views of the financial markets, and include input from actuaries, investment service firms and investment managers.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company’s foreign defined benefit plans’ accumulated benefit obligations were in excess of the fair value of the plans’ assets.  The projected benefit obligations, accumulated benefit obligations and fair value of these plan assets are as follows:

	FISCAL YEAR
	2008	2007
	(in thousands)
Projected benefit obligation	$171,247	$239,111
Accumulated benefit obligations	167,080	234,289
Fair value of plan assets	162,604	230,414

The Company’s actual weighted average asset allocations for 2008 and 2007, and the targeted asset allocation for 2009, of the foreign defined benefit plans by asset category, are as follows:

	FISCAL YEAR
	2009	2008	2007
	Target Allocation	Percentage of Plan Assets at Year End
Asset Category:
Equity Securities	70-85%	69%	65%
Debt Securities	25-35%	26%	29%
Other	0-5%	5%	6%

	100%	100%	100%

The investment objectives of the foreign defined benefit plans are to maximize the return on the investments without exceeding the limits of the prudent pension fund investment, to ensure that the assets would be sufficient to exceed minimum funding requirements, and to achieve a favorable return against the performance expectation based on historic and projected rates of return over the short term.  The goal is to optimize the long-term return on plan assets at a moderate level of risk, by balancing higher-returning assets, such as equity securities, with less volatile assets, such as fixed income securities.  The assets are managed by professional investment firms and performance is evaluated periodically against specific benchmarks.  The plans’ net assets did not include the Company’s own stock at December 28, 2008 or December 30, 2007.

During 2009, the Company expects to contribute $5.6 million to the plan trust and $9.4 million in the form of direct benefit payments for its foreign defined benefit plans.  It is anticipated that future benefit payments for the foreign defined benefit plans will be as follows:

FISCAL YEAR	EXPECTED PAYMENTS
(in thousands)

2009	$9,353
2010	9,608
2011	9,852
2012	10,063
2013	10,240
2014-2018	54,978

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Domestic Defined Benefit Plan

The Company maintains a domestic nonqualified salary continuation plan (“SCP”), which is designed to induce selected officers of the Company to remain in the employ of the Company by providing them with retirement, disability and death benefits in addition to those which they may receive under the Company’s other retirement plans and benefit programs. The SCP entitles participants to: (i) retirement benefits upon normal retirement at age 65 (or early retirement as early as age 55) after completing at least 15 years of service with the Company (unless otherwise provided in the SCP), payable for the remainder of their lives (or, if elected by a participant, a reduced benefit is payable for the remainder of the participant’s life and any surviving spouse’s life) and in no event less than 10 years under the death benefit feature; (ii) disability benefits payable for the period of any total disability; and (iii) death benefits payable to the designated beneficiary of the participant for a period of up to 10 years. Benefits are determined according to one of three formulas contained in the SCP, and the SCP is administered by the Compensation Committee of the Company’s Board of Directors, which has full discretion in choosing participants and the benefit formula applicable to each. The Company’s obligations under the SCP are currently unfunded (although the Company uses insurance instruments to hedge its exposure thereunder). The Company is required to contribute the present value of its obligations thereunder to an irrevocable grantor trust in the event of a change in control as defined in the SCP.  The Company uses a year-end measurement date for the domestic SCP.

The tables presented below set forth the required disclosures in accordance with SFAS No. 132, as revised, and amounts recognized in the consolidated financial statements related to the domestic SCP.

	FISCAL YEAR
	2008	2007
	(in thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$16,347	$16,070
Service cost	269	262
Interest cost	950	896
Benefits paid	(1,024)	(1,019)
Actuarial loss (gain)	566	138

Benefit obligation, end of year	$17,108	$16,347

The amounts recognized in the consolidated balance sheets are as follows:

	2008	2007
	(in thousands)
Current liabilities	$1,024	$1,051
Non-current liabilities	16,084	15,296
	$17,108	$16,347

The components of the amounts in accumulated other comprehensive income, after tax, are as follows:

	2008	2007
	(in thousands)
Unrecognized actuarial loss	$3,001	$3,075
Unrecognized transition asset	395	570
Unamortized prior service cost	159	203
	$3,555	$3,848

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The accumulated benefit obligation related to the SCP was $14.6 million and $14.2 million as of December 28, 2008, and December 30, 2007, respectively.  The SCP is currently unfunded; as such, the benefit obligations disclosed are also the benefit obligations in excess of the plan assets.  The Company uses insurance instruments to hedge its exposure under the SCP.

	2008	2007	2006
	(in thousands, except for weighted average assumptions)
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	6.0%	5.75%	5.5%
Rate of compensation	4.0%	4.0%	4.0%

Weighted average assumptions used to determine benefit obligations
Discount rate	6.0%	6.0%	5.75%
Rate of compensation	4.0%	4.0%	4.0%

Components of net periodic benefit cost
Service cost	$268	$262	$267
Interest cost	950	896	849
Amortization of transition obligation	563	554	588

Net periodic benefit cost	$1,781	$1,712	$1,704

The changes in other comprehensive income during 2008 related to this Plan were approximately $0.2 million, comprised of actuarial loss of $0.5 million, amortization of transition obligation of $0.2 million and amortization of loss of $0.3 million.

For 2009, the Company estimates that approximately $0.5 million of expenses related to the amortization of unrecognized items will be included in net periodic benefit cost for the SCP.

During 2008, the Company contributed $1.0 million in the form of direct benefit payments for its domestic SCP.  It is anticipated that future benefit payments for the SCP will be as follows:

FISCAL YEAR	EXPECTED PAYMENTS
(in thousands)
2009	$1,024
2010	1,024
2011	1,024
2012	1,024
2013	1,024
2014-2018	5,390

Clarification of Adoption of SFAS No. 158 with Regard to the Company’s Defined Benefit Plans

In 2006, upon the adoption of SFAS No. 158, the Company recorded the impact of the standard in its entirety in Other Comprehensive Income, an amount, after tax, of $19.4 million.  During 2007, additional guidance was issued as it relates to the adoption of SFAS No. 158, and it was clarified that the impact of the initial adoption would not be included in Other Comprehensive Income, but rather would be a direct adjustment to Accumulated Other Comprehensive Income.  As a result of this guidance, the Consolidated Statement of Comprehensive Income (Loss) for 2007 has been adjusted to show the impact only under previous pension accounting guidance (an amount of approximately $8.0 million).

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SALE OF FABRICS BUSINESS

In the second quarter of 2007, the Company entered into an agreement to sell its Fabrics Group business segment to a third party.  The sale was completed in the third quarter of 2007.  The purchase price for the business segment was $67.2 million, after working capital and certain other adjustments.  Of this $67.2 million, $6.5 million represents deferred compensation which would be remitted to the Company upon the achievement of certain performance criteria by the disposed segment over the 18 months following the sale.  In the third quarter of 2008, the Company determined that the receipt of the deferred amount was less than probable and therefore incurred an after-tax charge of $4.2 million related to a full reserve against the deferred amount.  As described in the notes entitled “Discontinued Operations” and “Impairment of Goodwill,” the Company incurred impairment charges of approximately $61.9 million during the first six months of 2007 to reduce the carrying value of the business segment to fair value as represented by the purchase price.  In the second and third quarters of 2007, the Company incurred approximately $12.4 million of direct costs to sell the business segment.  The major classes of assets and liabilities related to the business segment at disposition were accounts receivable of $15.2 million, inventory of $32.7 million, property, plant and equipment of $36.5 million, and accounts payable and accruals of $11.4 million.

In April 2006, the Company sold its European fabrics business for $28.8 million to an entity formed by the business’s management team.  As discussed below, an impairment charge of $20.7 million was recorded in 2006 in connection with this sale.  The major classes of assets and liabilities related to this disposal group included accounts receivable of $11.9 million, inventory of $11.4 million, property, plant and equipment of $9.5 million, and accounts payable of $7.6 million.  In 2006, the transaction resulted in a net loss on disposal of $1.7 million.

Current and prior periods have been restated to include the results of operations and related disposal costs, gains and losses for these fabrics businesses as discontinued operations.  In addition, assets and liabilities of these businesses have been reported in assets and liabilities held for sale for all periods presented.

SALE OF PANDEL

In the first quarter of 2007, the Company sold its subsidiary Pandel, Inc. for $1.4 million to an entity formed by the general manager of Pandel. The operations of Pandel represented the Company’s Specialty Products segment.  Pandel primarily produced vinyl carpet tile backing and specialty mat and foam products. As a result of this sale, the Company recorded a loss on disposition of $1.9 million in the first quarter of 2007.  The total assets of this business were $3.3 million, comprised primarily of inventory and accounts receivable. Total liabilities related to this business were $0.4 million. Prior to the sale, certain of Pandel’s production assets were conveyed to another subsidiary of the Company.

IMPAIRMENT OF GOODWILL

During the fourth quarters of 2008, 2007 and 2006, the Company performed the annual goodwill impairment test required by SFAS No. 142. The Company performs this test at the reporting unit level, which is one level below the segment level for the modular carpet segment and at the level of the Bentley Prince Street segment.  In effecting the impairment testing, the Company prepared valuations of reporting units on both a market comparable methodology and an income methodology in accordance with the applicable standards, and those valuations were compared with the respective book values of the reporting units to determine whether any goodwill impairment existed.  In preparing the valuations, past, present and future expectations of performance were considered.  In the fourth quarter of 2008, a goodwill impairment of $61.2 million related to the Bentley Prince Street reporting unit was identified due largely to the following factors:

•
The significant decline in the reporting unit performance, primarily in the last three months of 2008.  This decline also was reflected in the forward projections of the reporting unit’s budgeting process.  The projections showed a decline in both sales and operating income over the reporting unit’s three-year budgeting process.  These declines impacted the value of the reporting unit from an income valuation approach.  The declines in projections are primarily related to the global economic crisis and its impact on the broadloom carpet market.

•
An increase in the discount rate used to create the present value of future expected cash flows.  This increase from approximately 12% to 16% is more reflective of the Company’s current market capitalization and risk premiums on a reporting unit level, which impacted the value of the reporting unit using an income valuation approach.

•
A decrease in the market multiple factors used for the market valuation approach.  This decrease is reflective of the general market conditions regarding current market activities and market valuation guidelines.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company’s other reporting units maintained fair values in excess of their respective carrying values as of the fourth quarter of 2008, and therefore no impairment was indicated during their testing.  As of December 28, 2008 (after giving effect to the goodwill impairment charge related to the Bentley Prince Street business segment), if the Company’s estimates of the fair values of its reporting units were 10% lower, the Company believes no additional goodwill impairment would have existed.

In the first quarter of 2007, the Company recorded charges for impairment of goodwill of $44.5 million and impairment of other intangible assets of $3.8 million related to its Fabrics Group business segment.  The Company was exploring possible strategic options with respect to its fabrics business, and its analyses indicated that the carrying value of the assets of the fabrics business exceeded their fair value.  When such an indication is present, the Company measures potential goodwill and other asset impairments based on an allocation of the estimated fair value of the reporting unit to its underlying assets and liabilities.  An impairment loss is recognized to the extent that the reporting unit’s recorded goodwill exceeds the implied fair value of goodwill.  In addition to the impairment of goodwill, the Company determined that other intangible assets of the business unit were impaired as well.  As discussed above in the note entitled “Sale of Fabrics Business,” in the second quarter of 2007, the Company entered into an agreement to sell its fabrics business segment for approximately $67.2 million (after working capital and certain other adjustments).  As a result of this agreed-upon purchase price, the Company recorded an impairment of assets of approximately $13.6 million in the second quarter of 2007. This impairment was determined based upon the fair value of the business segment as compared to the fair value represented by the purchase price.  Given the nature of the Company’s assets and liabilities, the impairment charge was a reduction of carrying value of property, plant and equipment, as it was determined that all other assets were carried at a value approximating fair value.  These impairment charges have been included in discontinued operations in the Consolidated Statement of Operations for 2007.

During the first quarter of 2006, in connection with the sale of its European fabrics business (described in more detail above in the note entitled “Sale of Fabrics Business”), the Company recorded a charge of $20.7 million for the impairment of goodwill related to its fabrics reporting unit and those European operations.  This charge was based on a review of the Company’s carrying value of goodwill at its fabrics facilities as compared to the potential fair value as represented by the proposed sale price.  This impairment charge has been included in discontinued operations in the Consolidated Statement of Operations for 2006.

SEGMENT INFORMATION

Based on the quantitative thresholds specified in SFAS No. 131, the Company has determined that it has three reportable segments:  (1) the Modular Carpet segment, which includes its InterfaceFLOR, Heuga and FLOR modular carpet businesses, as well as its Intersept antimicrobial sales and licensing program, (2) the Bentley Prince Street segment, which includes its Bentley Prince Street broadloom, modular carpet and area rug businesses, and (3) the Specialty Products segment, which includes Pandel, Inc., a producer of vinyl carpet tile backing and specialty mat and foam products.  The majority of the operations of the Specialty Products segment were sold in March 2007.  In July 2007, the Company completed the sale of its former Fabrics Group business segment.  Accordingly, the Company has included the operations of the former Fabrics Group business segment in discontinued operations.  The former segment known as the Re:Source Network, which primarily encompassed the Company’s owned Re:Source dealers that provided carpet installation and maintenance services in the United States, is also reported as discontinued operations in the accompanying Consolidated Statements of Operations.  The Company’s InterfaceServices business continues to provide “turnkey” project management solutions to its customers.  The Company aggregates the InterfaceServices business into the modular carpet segment based on the similar class of customer and the similar methods used to provide the products and services.  InterfaceServices does not meet the quantitative thresholds to be presented as a separate operating segment.

The accounting policies of the operating segments are the same as those described in the Note entitled “Summary of Significant Accounting Policies.” Segment amounts disclosed are prior to any elimination entries made in consolidation, except in the case of net sales, where intercompany sales have been eliminated. Intersegment sales are accounted for at fair value as if sales were to third parties.  Intersegment sales are not material.  The chief operating decision maker evaluates performance of the segments based on operating income. Costs excluded from this profit measure primarily consist of allocated corporate expenses, interest/other expense and income taxes. Corporate expenses are primarily comprised of corporate overhead expenses. Thus, operating income includes only the costs that are directly attributable to the operations of the individual segment. Assets not identifiable to an individual segment are corporate assets, which are primarily comprised of cash and cash equivalents, intangible assets and intercompany amounts, which are eliminated in consolidation.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEGMENT DISCLOSURES

Summary information by segment follows:

	MODULAR CARPET	BENTLEY PRINCE STREET	SPECIALTY PRODUCTS	TOTAL
2008	(in thousands)
Net sales	$946,816	$135,528	$--	$1,082,344
Depreciation and amortization	15,591	2,396	--	17,987
Operating income	109,299	(61,379)	--	47,920
Total assets	501,524	68,389	--	569,913

2007
Net sales	$930,717	$148,364	$2,192	$1,081,273
Depreciation and amortization	14,597	1,891	12	16,500
Operating income	133,657	5,593	(1,733)	137,517
Total assets	541,254	129,261	--	670,515

2006
Net sales	$763,659	$137,920	$13,080	$914,659
Depreciation and amortization	15,669	1,816	87	17,572
Operating income	98,244	5,931	364	104,539

A reconciliation of the Company’s total segment operating income, depreciation and amortization, and assets to the corresponding consolidated amounts are as follows:

	FISCAL YEAR
	2008	2007	2006
	(in thousands)
DEPRECIATION AND AMORTIZATION
Total segment depreciation and amortization	$17,987	$16,500	$17,572
Corporate depreciation and amortization	5,677	5,987	4,178

Reported depreciation and amortization	$23,664	$22,487	$21,750

OPERATING INCOME
Total segment operating income	$47,920	$137,517	$104,539
Corporate expenses and eliminations	(6,261)	(8,126)	(4,918)

Reported operating income	$41,659	$129,391	$99,621

ASSETS
Total segment assets	$569,913	$670,515
Discontinued operations	3,150	4,792
Corporate assets and eliminations	132,972	159,925

Reported total assets	$706,035	$835,232

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ENTERPRISE-WIDE DISCLOSURES

The Company has a large and diverse customer base, which includes numerous customers located in foreign countries.  No single unaffiliated customer accounted for more than 10% of total sales in any year during the three years ended December 28, 2008.  Sales in foreign markets in 2008, 2007 and 2006 were 52.5%, 51.5% and 48.1%, respectively, of total net sales.  These sales were primarily to customers in Europe, Canada, Asia, Australia and Latin America.  With the exception of the United States and the United Kingdom, no one country represented more than 10% of the Company’s net sales.  Revenue and long-lived assets related to operations in the United States and other countries are as follows:

	FISCAL YEAR
	2008	2007	2006
	(in thousands)
SALES TO UNAFFILIATED CUSTOMERS(1)
United States	$506,994	$524,542	$473,295
United Kingdom	146,959	159,061	125,689
Other foreign countries	428,391	397,670	315,675

Net sales	$1,082,344	$1,081,273	$914,659

LONG-LIVED ASSETS(2)
United States	$85,482	$82,362
United Kingdom	21,487	30,677
Netherlands	19,832	20,123
Other foreign countries	33,916	28,712

Total long-lived assets	$160,717	$161,874

(1) Revenue attributed to geographic areas is based on the location of the customer.

(2) Long-lived assets include tangible assets physically located in foreign countries.

SUBSEQUENT EVENT

In February 2009, the Company adopted a new restructuring plan.  This new plan primarily consists of a further reduction in the Company’s worldwide employee base by a total of approximately 290 employees and continuing actions taken to better align fixed costs with demand for its products.  In connection with the new plan, the Company expects to report a pre-tax restructuring charge in the first quarter of 2009 in the range of $5.5 million to $6.5 million, comprised of $4.5 million to $5.5 million of employee severance expense and $1.0 million to $1.5 million of other exit costs, including lease and other termination costs.  Approximately $5.5 million to $6.0 million of the restructuring charge will involve future cash expenditures, primarily severance expense.  The new restructuring plan is expected to be completed in the first quarter of 2009, and is expected to yield annualized cost savings of approximately $17 million.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

QUARTERLY DATA AND SHARE INFORMATION (UNAUDITED)

The following tables set forth, for the fiscal periods indicated, selected consolidated financial data and information regarding the market price per share of the Company’s Class A Common Stock. The prices represent the reported high and low sale prices during the period presented.

	FISCAL YEAR 2008
	FIRST QUARTER	SECOND QUARTER	THIRD QUARTER(1)	FOURTH QUARTER(2)
	(in thousands, except per share data)
Net sales	$261,736	$295,005	$278,423	$247,180
Gross profit	94,266	105,293	94,917	77,569
Income (loss) from continuing operations	14,297	16,292	13,844	(78,946)
Loss from discontinued operations	--	--	(5,154)	--
Net income (loss) attributable to Interface, Inc.	14,122	15,876	8,430	(79,301)

Basic income (loss) per share attributable to Interface, Inc. common shareholders:
Income (loss) from continuing operations	$0.23	$0.25	$0.22	$(1.29)
Loss from discontinued operations	--	--	(0.08)	--
Loss on disposal of discontinued operations	--	--	--	--
Net income (loss) attributable to Interface, Inc.	0.23	0.25	0.13	(1.29)

Diluted income (loss) per share attributable to Interface, Inc. common shareholders:
Income (loss) from continuing operations	$0.22	$0.25	$0.21	$(1.29)
Loss from discontinued operations	--	--	(0.08)	--
Loss on disposal of discontinued operations	--	--	--	--
Net income (loss) attributable to Interface, Inc.	0.22	0.25	0.13	(1.29)

Share prices
High	$15.00	$18.00	$13.85	$11.80
Low	12.10	13.11	11.04	3.63

(1)
In the third quarter of 2008, the Company recorded an after-tax write-off of $4.2 million for the deferred purchase price related to the 2007 sale of its Fabrics Group business segment, as well as $1.0 million of after-tax write-downs of other assets related to discontinued operations.

(2)
In the fourth quarter of 2008, the Company recorded a charge for impairment of goodwill of $61.2 million related to its Bentley Prince Street business segment, and a restructuring charge of approximately $11 million.

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	FISCAL YEAR 2007
	FIRST QUARTER(1)	SECOND QUARTER(2) (3)	THIRD QUARTER(3)	FOURTH QUARTER
	(in thousands, except per share data)
Net sales	$243,492	$264,962	$279,471	$293,348
Gross profit	83,228	92,225	97,929	104,140
Income from continuing operations	9,128	13,532	16,022	20,207
Loss from discontinued operations	(49,685)	(12,325)	(6,650)	--
Net income (loss) attributable to Interface, Inc.	(40,616)	998	8,556	20,250

Basic income (loss) per share attributable to Interface, Inc. common shareholders:
Income (loss) from continuing operations	$0.15	$0.22	$0.25	$0.33
Loss from discontinued operations	(0.83)	(0.20)	(0.11)	--
Loss on disposal of discontinued operations	--	--	--	--
Net income (loss) attributable to Interface, Inc.	(0.68)	0.02	0.14	0.33

Diluted income (loss) per share attributable to Interface, Inc. common shareholders:
Income (loss) from continuing operations	$0.15	$0.21	$0.24	$0.33
Loss from discontinued operations	(0.81)	(0.19)	(0.10)	--
Loss on disposal of discontinued operations	--	--	--	--
Net income (loss) ) attributable to Interface, Inc.	(0.66)	0.02	0.14	0.33

Share prices
High	$17.10	$19.46	$20.55	$20.00
Low	14.26	15.88	16.67	15.90

(1)
During the first quarter of 2007, the Company recorded pre-tax non-cash charges of $44.5 million for the impairment of goodwill and $3.8 million for the impairment of other intangible assets in connection with the sale of its Fabrics Group business segment.  These charges are included in “Loss from discontinued operations.”

(2)
During the second quarter of 2007, the Company recorded a pre-tax non-cash charge of $13.6 million for the impairment of fixed assets in connection with the sale of its Fabrics Group business segment.  This charge is included in “Loss from discontinued operations.”

(3)
In the second and third quarters of 2007, the Company recorded $3.6 million and $8.8 million, respectively, of direct costs to sell the Fabrics Group business segment.  These charges are included in “Loss from discontinued operations.”

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The “guarantor subsidiaries,” which consist of the Company’s principal domestic subsidiaries, are guarantors of the Company’s 10.375% senior notes due 2010 and its 9.5% senior subordinated notes due 2014.  The Supplemental Guarantor Financial Statements are presented herein pursuant to requirements of the Commission.

STATEMENT OF OPERATIONS FOR YEAR 2008

	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARIES	INTERFACE, INC. (PARENT CORPORATION)	CONSOLIDATION & ELIMINATION ENTRIES	CONSOLIDATED TOTALS
	(in thousands)
Net sales	$632,566	$564,008	$--	$(114,230)	$1,082,344
Cost of sales	464,450	360,079	--	(114,230)	710,299

Gross profit on sales	168,116	203,929	--	--	372,045
Selling, general and administrative expenses	107,696	121,561	28,941	--	258,198
Impairment of goodwill	61,213	--	--	--	61,213
Restructuring charge	7,482	3,348	145	--	10,975

Operating income (loss)	(8,275)	79,020	(29,086)	--	41,659

Interest/Other expense	16,406	15,418	1,308	--	33,132
Income (loss) before taxes on income and equity in income of subsidiaries	(24,681)	63,602	(30,394)	--	8,527
Income tax expense (benefit)	12,594	21,386	9,060	--	43,040
Equity in income (loss) of subsidiaries	--	--	(1,419)	1,419	--

Income (loss) from continuing operations	(37,275)	42,216	(40,873)	1,419	(34,513)
Income (loss) on discontinued operations, net of tax	(5,154)	--	--	--	(5,154)

Loss on disposal of discontinued operations, net of tax	--	--	--	--	--

Net income (loss)	(42,429)	42,216	(40,873)	1,419	(39,667)

Net income attributable to noncontrolling interest in subsidiary	--	(1,206)	--	--	(1,206)

Net income (loss) attributable to Interface, Inc.	$(42,429)	$41,010	$(40,873)	$1,419	$(40,873)

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

STATEMENT OF OPERATIONS FOR YEAR 2007

	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARIES	INTERFACE, INC. (PARENT CORPORATION)	CONSOLIDATION & ELIMINATION ENTRIES	CONSOLIDATED TOTALS
	(in thousands)
Net sales	$643,887	$549,795	$--	$(112,409)	$1,081,273
Cost of sales	471,738	344,422	--	(112,409)	703,751

Gross profit on sales	172,149	205,373	--	--	377,522
Selling, general and administrative expenses	101,594	115,254	29,410	--	246,258
Loss on disposal – Pandel, Inc.	1,873	--	--	--	1,873

Operating income (loss)	68,682	90,119	(29,410)	--	129,391

Interest/Other expense	11,603	9,693	13,541	--	34,837
Income (loss) before taxes on income and equity in income of subsidiaries	57,079	80,426	(42,951)	--	94,554
Income tax expense (benefit)	26,534	25,364	(16,316)	--	35,582
Equity in income (loss) of subsidiaries	--	--	15,823	(15,823)	--

Income (loss) from continuing operations	30,545	55,062	(10,812)	(15,823)	58,972
Income (loss) on discontinued operations, net of tax	(68,660)	--	--	--	(68,660)

Loss on disposal of discontinued operations, net of tax	--	--	--	--	--

Net income (loss)	(38,115)	55,062	(10,812)	(15,823)	(9,688)

Net income attributable to noncontrolling interest in subsidiary	--	(1,124)	--	--	(1,124)

Net income (loss) attributable to Interface, Inc.	$(38,115)	$53,938	$(10,812)	$(15,823)	$(10,812)

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

STATEMENT OF OPERATIONS FOR YEAR 2006

	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARIES	INTERFACE, INC. (PARENT CORPORATION)	CONSOLIDATION & ELIMINATION ENTRIES	CONSOLIDATED TOTALS
	(in thousands)
Net sales	$806,477	$448,744	$--	$(340,562)	$914,659
Cost of sales	652,173	291,940	--	(340,562)	603,551

Gross profit on sales	154,304	156,804	--	--	311,108
Selling, general and administrative expenses	94,003	92,855	24,629	--	211,487
Impairment of goodwill	--	--	--	--	--
Restructuring charge	--	--	--	--	--

Operating income (loss)	60,301	63,949	(24,629)	--	99,621

Interest/Other expense	24,229	8,753	9,792	--	42,774
Income (loss) before taxes on income and equity in income of subsidiaries	36,072	55,196	(34,421)	--	56,847
Income tax expense (benefit)	13,805	17,666	(10,859)	--	20,612
Equity in income (loss) of subsidiaries	--	--	33,554	(33,554)	--

Income (loss) from continuing operations	22,267	37,530	9,992	(33,554)	36,235
Income (loss) on discontinued operations, net of tax	(2,698)	(21,394)	--	--	(24,092)

Loss on disposal of discontinued operations, net of tax	--	(1,723)	--	--	(1,723)

Net income (loss)	19,569	14,413	9,992	(33,554)	10,420

Net income attributable to noncontrolling interest in subsidiary	--	(428)	--	--	(428)

Net income (loss) attributable to Interface, Inc.	$19,569	$13,985	$9,992	$(33,554)	$9,992

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

BALANCE SHEET AS OF DECEMBER 28, 2008

	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARIES	INTERFACE, INC. (PARENT CORPORATION)	CONSOLIDATION & ELIMINATION ENTRIES	CONSOLIDATED TOTALS
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$782	$26,465	$44,510	$--	$71,757
Accounts receivable	59,997	83,177	1,609	--	144,783
Inventories	73,475	55,448	--	--	128,923
Prepaids and deferred income taxes	6,637	14,537	6,168	--	27,342
Assets of business held for sale	--	3,150	--	--	3,150

Total current assets	140,891	182,777	52,287	--	375,955
Property and equipment, less accumulated depreciation	79,328	75,878	5,511	--	160,717
Investments in subsidiaries	259,049	177,992	31,247	(468,288)	--
Goodwill	6,954	71,535	--	--	78,489
Other assets	7,614	11,607	71,653	--	90,874

Total assets	$493,836	$519,789	$160,698	$(468,288)	$706,035
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:	$53,939	$81,330	$19,363	$--	$154,632
Long-term debt, less current maturities	--	--	--	--	--
Senior notes and senior subordinated notes	--	--	287,588	--	287,588
Deferred income taxes	1,615	9,813	(3,922)	--	7,506
Other	2,751	8,821	27,300	--	38,872

Total liabilities	58,305	99,964	330,329	--	488,598

Shareholders’ equity
Redeemable preferred stock	57,891	--	--	(57,891)	--
Common stock	94,145	102,199	6,316	(196,344)	6,316
Additional paid-in capital	191,411	12,525	339,776	(203,936)	339,776
Retained earnings (deficit)	93,458	357,031	(505,988)	(10,117)	(65,616)
Foreign currency translation adjustment	(1,374)	(34,656)	(6,180)	--	(42,210)
Pension liability	--	(25,215)	(3,555)	--	(28,770)
Noncontrolling interest in subsidiary	--	7,941	--	--	7,941

Total shareholders’ equity	435,531	419,825	(169,631)	(468,288)	217,437

	$493,836	$519,789	$160,698	$(468,288)	$706,035

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

BALANCE SHEET AS OF DECEMBER 30, 2007

	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARIES	INTERFACE, INC. (PARENT CORPORATION)	CONSOLIDATION & ELIMINATION ENTRIES	CONSOLIDATED TOTALS
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$1,194	$34,998	$46,183	$--	$82,375
Accounts receivable	73,992	101,136	3,497	--	178,625
Inventories	62,351	63,438	--	--	125,789
Prepaids and deferred income taxes	5,427	13,689	5,732	--	24,848
Assets of business held for sale	86	4,706	--	--	4,792

Total current assets	143,050	217,967	55,412	--	416,429
Property and equipment, less accumulated depreciation	76,293	79,302	6,279	--	161,874
Investments in subsidiaries	254,795	149,661	55,812	(460,268)	--
Goodwill	68,168	74,303	--	--	142,471
Other assets	6,983	13,439	94,036	--	114,458

	$549,289	$534,672	$211,539	$(460,268)	$835,232
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:	$61,929	$93,536	$22,386	$--	$177,851
Long-term debt, less current maturities	--	--	--	--	--
Senior notes and senior subordinated notes	--	--	310,000	--	310,000
Deferred income taxes	1,614	11,347	(5,548)	--	7,413
Other	3,813	10,177	24,862	--	38,852

Total liabilities	67,356	115,060	351,700	--	534,116

Shareholders’ equity
Redeemable preferred stock	57,891	--	--	(57,891)	--
Common stock	94,145	102,199	6,184	(196,344)	6,184
Additional paid-in capital	191,411	12,525	332,650	(203,936)	332,650
Retained earnings	139,380	317,379	(469,821)	(2,097)	(15,159)
Foreign currency translation adjustment	(894)	8,126	(5,962)	--	1,270
Pension liability	--	(27,591)	(3,212)	--	(30,803)
Noncontrolling interest in subsidiary	--	6,974	--	--	6,974

Total shareholders’ equity	481,933	419,612	(140,161)	(460,268)	301,116

	$549,289	$534,672	$211,539	$(460,268)	$835,232

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

STATEMENT OF CASH FLOWS FOR YEAR ENDED 2008

	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARIES	INTERFACE, INC. (PARENT CORPORATION)	CONSOLIDATION & ELIMINATION ENTRIES	CONSOLIDATED TOTALS
	(in thousands)
Net cash provided by (used for) operating activities	$20,961	$49,982	$(15,847)	$--	$55,096

Cash flows from investing activities:
Purchase of plant and equipment	(14,172)	(17,113)	(575)	2,560	(29,300)
Other	(1,673)	(366)	(2,119)	--	(4,158)
Cash used in discontinued operations	--	--	--	--	--

Net cash provided by (used for) investing activities	(15,845)	(17,479)	(2,694)	2,560	(33,458)

Cash flows from financing activities:
Repurchase of senior notes	--	--	(22,412)	--	(22,412)
Proceeds from issuance of common stock	--	--	1,479	--	1,479
Dividends paid	--	--	(7,562)	--	(7,562)
Other	(5,528)	(37,275)	45,363	(2,560)	--

Net cash provided by (used for) financing activities	(5,528)	(37,275)	16,868	(2,560)	(28,495)

Effect of exchange rate changes on cash	--	(3,761)	--	--	(3,761)

Net increase (decrease) in cash	(412)	(8,533)	(1,673)	--	(10,618)
Cash, at beginning of year	1,194	34,998	46,183	--	82,375

Cash, at end of year	$782	$26,465	$44,510	$--	$71,757

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

STATEMENT OF CASH FLOWS FOR YEAR ENDED 2007

	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARIES	INTERFACE, INC. (PARENT CORPORATION)	CONSOLIDATION & ELIMINATION ENTRIES	CONSOLIDATED TOTALS
	(in thousands)
Net cash provided by (used for) operating activities	$(26,396)	$11,882	$80,222	$--	$65,708

Cash flows from investing activities:
Purchase of plant and equipment	(26,848)	(13,064)	(680)	--	(40,592)
Cash proceeds from sale of Fabrics business segment	60,732	--	--	--	60,732
Other	--	--	(7,014)	--	(7,014)
Cash used in discontinued operations	(6,950)	--	--	--	(6,950)

Net cash provided by (used for) investing activities	26,934	(13,064)	(7,694)	--	6,176

Cash flows from financing activities:
Repurchase of senior notes	--	--	(101,365)	--	(101,365)
Proceeds from issuance of common stock	--	--	4,569	--	4,569
Dividends paid	--	--	(4,919)	--	(4,919)
Other	--	--	--	--	--

Net cash provided by (used for) financing activities	--	--	(101,715)	--	(101,715)

Effect of exchange rate changes on cash	--	3,049	--	--	3,049

Net increase (decrease) in cash	538	1,867	(29,187)	--	(26,782)
Cash, at beginning of year	656	33,131	75,370	--	109,157

Cash, at end of year	$1,194	$34,998	$46,183	$--	$82,375

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

STATEMENT OF CASH FLOWS FOR YEAR ENDED 2006

	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARIES	INTERFACE, INC. (PARENT CORPORATION)	CONSOLIDATION & ELIMINATION ENTRIES	CONSOLIDATED TOTALS
	(in thousands)
Net cash provided by (used for) operating activities	$28,313	$(18,696)	$23,472	$--	$33,089

Cash flows from investing activities:
Purchase of plant and equipment	(18,043)	(9,025)	(1,472)	--	(28,540)
Cash proceeds from sale of discontinued operations	--	28,837	--	--	28,837
Other	(650)	45	(6,794)	--	(7,399)
Cash used in discontinued operations	(5,458)	--	--	--	(5,458)

Net cash provided by (used for) investing activities	(24,151)	19,857	(8,266)	--	(12,560)

Cash flows from financing activities:
Net borrowings	--	--	(46,634)	--	(46,634)
Proceeds from issuance of common stock	--	--	86,413	--	86,413
Debt issuance cost	--	--	(777)	--	(777)
Other	--	--	--	--	--

Net cash provided by (used for) financing activities	--	--	39,002	--	39,002

Effect of exchange rate changes on cash	(41)	2,392	--	--	2,351

Net increase (decrease) in cash	4,121	3,553	54,208	--	61,882
Cash, at beginning of year	(3,465)	29,578	21,162	--	47,275

Cash, at end of year	$656	$33,131	$75,370	$--	$109,157

INTERFACE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of Interface, Inc.
Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Interface, Inc. as of December 28, 2008 and December 30, 2007 and the related consolidated statements of operations and comprehensive income (loss) and cash flows for each of the three years in the period ended December 28, 2008. These financial statements and are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Interface, Inc. at December 28, 2008 and December 30, 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 28, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in the footnote entitled “Recent Accounting Pronouncements”, the Company changed its method of accounting for deferred compensation aspects of endorsement split-dollar life insurance arrangements in 2008 due to the adoption of Emerging Issues Task Force Issue Number 06-04. As discussed in the footnote entitled “Taxes on Income”, the Company changed its method of accounting for uncertain income tax positions in 2007 due to the adoption of Financial Interpretation Number 48. As discussed in the footnote entitled “Recent Accounting Pronouncements”, the Company changed its method of accounting for defined benefit pension and other postretirement plans in 2006 due to the adoption of Statement of Financial Accounting Standard No. 158. As discussed in the footnote entitled “Recent Accounting Pronouncements”, the Company changed its method of accounting for cumulative unadjusted misstatements in 2006 due to the adoption of Staff Accounting Bulletin No. 108.

The consolidated financial statements include retrospective adjustments associated with new accounting pronouncements that became effective for the Company on December 29, 2008—specifically, Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51,” which resulted in the reclassification of the Company’s prior liability for minority interests to a new noncontrolling interests component of total equity.  The consolidated financial statements also reflect the Company’s adoption of FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which effective December 29, 2008 required the Company to adjust the number of shares included in its weighted average share calculations when determining both basic and diluted net income attributable to controlling interests per common share to include unvested share-based payment awards. “Recent Accounting Pronouncements” in the notes to consolidated financial statements describes the retrospective application of these new accounting methods in greater detail.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 28, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 24, 2009 expressed an unqualified opinion thereon.

/S/ BDO SEIDMAN, LLP

Atlanta, Georgia

February 24, 2009

(July 27, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards No. 160 and FASB Staff Position No. EITF 03-6-1 as described in “Recent Accounting Pronouncements” in the notes to consolidated financial statements.)